Exhibit 10.11

LEASE

175 Jackson L.L.C.,

an Illinois limited liability company

LANDLORD

and

Enova International, Inc.,

a Delaware corporation

TENANT

DATED: July 25, 2014

Exhibit 10.11

TABLE OF CONTENTS

1.	LEASING AGREEMENT	11

2.	BASE ANNUAL RENT	11

3.	RENT ADJUSTMENTS	11

4.	SERVICES	16

5.	RECORDING	18

6.	LETTER OF CREDIT	18

7.	SUBORDINATION AND ESTOPPEL	19

8.	CERTAIN RIGHTS RESERVED TO LANDLORD	20

9.	LIABILITY CLAIMS AND INSURANCE	21

10.	CONDITION OF PREMISES AND REPAIRS	22

11.	ALTERATIONS AND CONSTRUCTION	24

12.	REPAIRS BY LANDLORD	27

13.	RULES AND REGULATIONS	27

14.	UNTENANTABILITY	28

15.	HOLDING OVER	29

16.	LANDLORD’S REMEDIES; LANDLORD DEFAULT	29

17.	USE OF PREMISES	33

18.	ASSIGNMENT AND SUBLETTING	35

19.	NOTICES	37

20.	QUIET ENJOYMENT	37

21.	INTENTIONALLY OMITTED	37

22.	INDEMNITY	38

23.	NON-LIABILITY OF LANDLORD	38

24.	EMINENT DOMAIN	39

25.	MISCELLANEOUS	39

26.	HEALTH CLUB	41

27.	TENANT SECURITY SYSTEM	42

28.	TIE-IN AND MONITORING OF BUILDING SYSTEMS	42

29.	FIRE STAIRS	42

30.	COMPLIANCE	42

31.	SHAFT SPACE	43

i

32.	ROOF SPACE/HVAC	43

33.	BUILDING CONFERENCE CENTER	43

34.	BUSINESS DAY	44

35.	LANDLORD REPRESENTATIONS AND WARRANTIES	44

36.	FORCE MAJEURE	44

37.	SEDGWICK	44

38.	Counterpart Copies; Electronic Signatures	45

ii

LEASE

THIS LEASE (“Lease”) is entered into pursuant to the following terms and conditions, inclusive of the basic information and definitions set forth in the Schedule.

SCHEDULE

Date of Lease: July 25, 2014

Landlord: 175 Jackson L.L.C., an Illinois limited liability company

Tenant: Enova International, Inc., a Delaware corporation

Building: 175 West Jackson Blvd., Chicago, IL 60604

Premises: collectively, Suites 500, 1000 and, as of the 2nd Commencement Date (defined hereafter), 650; comprising (i) approximately 59,824 rentable square feet on the 5th floor, and approximately 68,539 rentable square feet on the 10th floor (collectively, the “5th and 10th Floor Premises”), and (ii) approximately 31,877 rentable square feet on the 6th floor (the “6th Floor Premises”).

Tenant’s Use of Premises: General, administrative, executive office, call center and data center operation use, as well as any other ancillary uses prudent to Tenant’s business, and for all other lawful purposes.

Base Annual Rent:

(i)	5th and 10th Floor Premises: Commencing as of the 1st Commencement Date, but subject to Tenant’s abatement rights, Base Annual Rent shall be $32.65 per rentable square foot, i.e., $4,191,051.95 annually, payable $349,254.33 monthly. Beginning on the second Lease Year and the first day of each Lease Year thereafter during the Term (each such twelve (12) month period is a “Base Annual Rent Adjustment Date”), Base Annual Rent shall increase by $0.50 per rentable square foot over the immediately preceding Lease Year. A “Lease Year” shall commence on the first day of the first full month following the 1st Commencement Date (defined hereafter) and end on the last day of the twelfth (12th) calendar month thereafter;

(ii)	6th Floor Premises: Commencing as of the 2nd Commencement Date, but subject to Tenant’s abatement rights, Base Annual Rent shall be $33.65 per rentable square foot, i.e., $1,072,661.05 annually, payable $89,388.42 monthly. Beginning on the first Base Annual Rent Adjustment Date occurring after the 2nd Commencement Date and again every Base Annual Rent Adjustment Date thereafter during the Term, Base Annual Rent shall increase by $0.50 per rentable square foot.

Rent Abatement: Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to pay Base Annual Rent or Adjustments (i) during or for the first twenty (20)

months after the 1st Commencement Date for both the 5th and 10th Floor Premises; and (ii) during or for the first sixteen (16) months after the 2nd Commencement Date for the 6th Floor Premises. Notwithstanding anything to the contrary herein, Landlord shall have the option, in connection with any sale, recapitalization, or finance of the Building, to make a cash payment to Tenant in the amount of the remaining rent abatement due hereunder without discount. Upon Landlord’s tender of such payment, Tenant shall no longer be entitled to any further rent abatement due hereunder. Landlord shall exercise its option to buy out Tenant’s rent abatement by notice given to Tenant at least ten (10) days before the closing of the sale, recapitalization, or financing of the Building, and shall make the payment to Tenant on or immediately following the date of such closing.

Tenant’s Proportion:

(i)	5th and 10th Floor Premises: 9.51% for Operating Expenses applicable only to the office portion of the Building, which is determined by dividing the rentable square feet of the 5th and 10th Floor Premises, which is 128,363 rentable square feet, by the rentable square feet of the office portion of the Building, which is 1,349,197 rentable square feet, and 9.21% for Taxes and Operating Expenses applicable to the entire Building, which is determined by dividing the rentable square feet of the 5th and 10th Floor Premises, which is 128,363 rentable square feet, by the rentable square feet of the entire Building, which is 1,394,357 rentable square feet.

(ii)	6th Floor Premises: 2.36% for Operating Expenses applicable only to the office portion of the Building, which is determined by dividing the rentable square feet of the 6th Floor Premises, which is 31,877 rentable square feet, by the rentable square feet of the office portion of the Building, which is 1,349,197 rentable square feet, and 2.29% for Taxes and Operating Expenses applicable to the entire Building, which is determined by dividing the rentable square feet of the 6th Floor Premises, which is 31,877 rentable square feet, by the rentable square feet of the entire Building, which is 1,394,357 rentable square feet.

(iii)	BOMA Measurement. Landlord represents and warrants to Tenant that the rentable square footage of the Premises and the Building as set forth herein have been determined in accordance with BOMA “Standards for Measuring Floor Area in Office Buildings” ANSI/BOMA Z65.1-2010.

Term: Twelve (12) years from the 1st Commencement Date, with respect to the 5th and 10th Floor Premises, as same may be extended by Tenant’s exercise of its Extension Option. The Term for the 6th Floor Premises shall start as of the 2nd Commencement Date, and Landlord and Tenant hereby agree and acknowledge that the Term for the 6th Floor Premises shall be coterminous with the Term for the 5th and 10th Floor Premises, as same may be extended by Tenant’s exercise of its Extension Option.

Commencement Date:

(i)	5th and 10th Floor Premises: So long as Landlord provides Tenant with full and unencumbered possession of the entire 5th and 10th Floor Premises within ninety (90) days after the Date of Lease first above written (“1st Possession Date”), then the commencement date for the 5th and 10th Floor Premises shall be March 1, 2015 (“1st Commencement Date”) (the 1st Commencement Date shall toll one day for each day after the 1st Possession Date that full and unencumbered possession of the entire 5th and 10th Floor Premises has not be given to Tenant);

(ii)	6th Floor Premises: July 1, 2017 (“2nd Commencement Date”).

Termination Date: Twelve (12) years from the 1st Commencement Date, unless sooner terminated in accordance with the terms hereof.

Early Possession 5th and 10th Floors: Following Landlord’s Substantial Completion of the Base Building Work, which Landlord anticipates to be completed with respect to the 5th and 10th Floor Premises, on or before such date which is ninety (90) days from the Date of Lease stated above, as such date may be extended due to Force Majeure Events (as hereinafter defined) (the “Target Delivery Date”), and upon Tenant providing Landlord adequate evidence of the insurance coverage required herein, Landlord shall deliver possession of the 5th and 10th Floor Premises to Tenant for Tenant’s use, including the right to furnish, fixture, equip, construct, and occupy same on a Total Rent-free basis until the 1st Commencement Date. Upon Landlord’s delivery of possession, Tenant shall comply with all other terms and conditions of this Lease and shall be responsible for the payment of all utilities and other costs and expenses incurred in connection with Tenant’s use of the 5th and 10th Floor Premises. Notwithstanding anything to the contrary contained in this Lease, if Landlord is delayed in delivering possession to Tenant of all or any portion of the 5th and 10th Floor Premises on or before the Target Delivery Date, then, in such instance this Lease shall not be void; provided, however, Tenant shall receive one (1) day of free Total Rent for the 5th and 10th Floor Premises (to be applicable after Tenant’s Rent Abatement has been exhausted) (“Per Diem”), as a penalty and to reimburse Tenant for each day that possession is not so tendered beyond the Target Delivery Date. In the event that Landlord does not deliver possession of all or any portion of the 5th and 10th Floor Premises within thirty (30) days after the Target Delivery Date (“Drop Dead Date”), then Tenant, in addition to the Per Diem, shall receive one (1) additional day of free Total Rent for the 5th and 10th Floor Premises only for each day Landlord is delayed in delivering possession to Tenant of all or any portion of the 5th and 10th Floor Premises beyond the Drop Dead Date (to be applicable after Tenant’s Rent Abatement has been exhausted) (“Additional Per Diem”), as a penalty and to reimburse Tenant for each day that possession is not so tendered beyond the Drop Dead Date. In the event that Landlord does not deliver possession of all or any portion of the 5th and 10th Floor Premises within one hundred twenty (120) days after the Drop Dead Date, Tenant shall have the right to terminate this Lease by giving Landlord thirty (30) days prior written notice thereof. In the event that Tenant so delivers such notice, this Lease shall be terminated thirty (30) days following the giving of such notice, and Tenant shall not receive the Per Diem or the Additional Per Diem, and Landlord shall immediately refund to Tenant the Security Deposit and any other sums paid to Landlord in connection herewith. Notwithstanding anything set forth herein to the contrary, in the event Landlord delivers possession to Tenant of all of the 5th and 10th Floor Premises prior to the expiration of the above-described 30-day notice period, Tenant’s notice of termination shall be deemed withdrawn and of no further force or effect. For the purposes of this Lease,

Landlord shall not be deemed to have given Tenant possession to the 5th and 10th Floor Premises unless and until Landlord provides Tenant with full and unencumbered access to the entire 5th and 10th Floor Premises, the 5th and 10th Floor Premises are in broom-clean condition, vacant and free of all tenancies or other occupants, and the Base Building Work is Substantially Complete (defined hereafter). Tenant’s remedies in this paragraph shall be Tenant’s sole remedies in the event of late delivery of the 5th and 10th Floor Premises.

Base Building Work: Landlord shall, as soon as reasonably possible, complete the work described on Exhibit A attached hereto for the 5th and 10th Floor Premises and incorporated herein by reference (the “Base Building Work”).

Substantial Completion of Base Building Work. For the purposes of this Lease, “Substantially Complete,” “Substantial Completion,” “Substantially Completed” and words of similar import shall mean that all of the following have occurred: (a) Tenant has been provided with full and unencumbered possession of the portion of Premises then-being delivered for the purposes of commencing Tenant’s Work (as hereinafter defined); (b) Tenant’s architect has certified in writing to Tenant that the Base Building Work for the portion of the Premises then-being delivered has been substantially completed in accordance with the plans and specifications for same, and that the Premises are in compliance with all Laws (as defined in Paragraph 17 below); (c) there remains no unfinished items of the Base Building Work, the omission of which would have a negative effect on Tenant’s ability to commence Tenant’s Work; and (d) there remain no punch list items which are in excess of $5,000 in the aggregate.

Real Estate Broker: CBRE, Inc. (“Broker”) is serving as the representative of Tenant, and upon full execution of this Lease, Broker shall be due a commission per separate agreement between Broker and Landlord. Landlord and Tenant each represent and warrant to the other that, other than Broker, neither Landlord or Tenant, as applicable has dealt with any broker, finder or the like in connection with this Lease, and Landlord and Tenant each agree to indemnify, defend and hold the other party harmless from all damages, liability and expense (including reasonable attorneys’ fees) arising from any claims or demands of any broker or brokers or finders (other than Broker) that may be incurred by such other party by reason of any breach of the foregoing warranties. Furthermore, Landlord shall indemnify, defend and hold Tenant harmless for Landlord’s failure (and/or its alleged failure) to pay Broker a commission in connection with its involvement in this Lease.

Tenant’s Address for Notice Before Possession Date: 200 W. Jackson Blvd., Ste. 2400, Chicago, IL 60604; with a copy of any notice to: Vedder Price P.C., 222 North LaSalle Street, Suite 2500, Chicago, Illinois 60601, Attention: Michael A. Nemeroff.

Tenant’s Address for Notice After Possession Date: 175 W. Jackson Blvd., Suite 1000, Chicago, IL 60604; with a copy of any notice to: Vedder Price P.C., 222 North LaSalle Street, Suite 2500, Chicago, Illinois 60601, Attention: Michael A. Nemeroff.

Landlord’s Address for Notice and Rent Payments: Notice: 175 Jackson L.L.C., c/o Jackson Management and Investment Company, 175 West Jackson Boulevard, Suite 2250, Chicago, IL 60604; with a copy of any notice to: Polsinelli PC, 900 W. 48th Place, Suite 900, Kansas City, MO 64112, Attention: Lonnie J. Shalton; rent payments: 175 Jackson L.L.C. as mortgagor, f/b/o German American Capital Corporation as mortgagee, Account No. 004427812181, 32519 Collection Center Drive, Chicago, IL 60693-0325.

Termination Option: Tenant shall have the option to terminate this Lease as of the end of the ninth (9th) anniversary of the 1st Commencement Date, provided that on or before the end of the eighth (8th) anniversary of the 1st Commencement Date, Tenant gives Landlord notice of such termination and pays Landlord fifty percent (50%) of a termination fee in the total amount of $7,386,577.00, which is equal to the then unamortized direct, out-of-pocket deal costs, which include, but are not limited to, the following: tenant improvements, abatement and leasing commissions (the “Deal Costs”) (determined utilizing a 7.5% interest rate compounded monthly in advance). The balance of the termination fee shall be payable on or before the termination date. Time is of the essence for the giving of such notice and payments.

Extension Option: Provided no Event of Default then exists and is continuing, Tenant shall have two (2) successive options to extend the Lease for all or any portion of the Premises then under lease by Tenant in the Building five (5) years each upon delivery by Tenant to Landlord of its written notice of such election on or before twelve (12) months prior to the Termination Date, as the same may have been extended, time being of the essence for the giving of such notice. Such extension shall be upon the same terms and conditions of this Lease except that the Base Rent shall be at the FMRV (defined hereafter) prevailing for the six (6) months prior to the commencement of such extension period (“Subject Period”). As used herein, the “FMRV” shall mean the arms-length, fair market base annual rental rate per rentable square foot under new leases entered into during the Subject Period for space comparable to the Premises in the Building and buildings comparable to the Building in the downtown Chicago Central Business District (“Market”). The determination of FMRV shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as the inclusion or exclusion of applicable rent abatements, brokerage commissions, construction allowances and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes, including the lack or existence of any base year or tax and expense stops, as well as the rate of taxes and expenses on a per-square foot basis and the size. If the parties are unable to agree on the FMRV within three (3) months after Tenant’s notice to extend, Landlord and Tenant acknowledge and agree that the arbitration process (“Baseball Arbitration”) hereinafter set forth shall determine the FMRV for the extension period. Each party, at its own expense, shall then designate a real estate broker each having not less than ten (10) years’ experience in leasing transactions in the Market, and having no ongoing relationship with either party, who shall determine and promptly report (in no event later than the fourth (4th) month following Tenant’s notice to extend) to both parties in writing the FMRV. If either party fails to appoint a broker, or provide a broker’s report within the required timeframe, the broker’s report timely provided shall be binding on both parties. If the reports indicate proposed rental amounts that are within two percent (2%) of each other, Landlord and Tenant agree that the FMRV for the extension period shall be an average of such amounts. However, if after receiving the reports, the parties are unable to agree on the FMRV for the extension period (and the amounts are not within two percent (2%) of each other) within five (5) days, both parties shall jointly appoint a separate broker (meeting the aforesaid criteria) who shall determine the FMRV by selecting either Landlord’s FMRV determination or Tenant’s FMRV determination according to whichever of the two valuations as set forth in the reports from Landlord’s broker or Tenant’s broker, respectively, is closer to the actual FMRV in the opinion of such third broker.

The third broker shall have no discretion other than to select one or the other report as aforesaid. The costs of such third broker shall be shared equally by Landlord and Tenant. The parties shall work together and coordinate efforts to obtain such third broker’s report in writing in a diligent and timely manner. In the event the parties cannot agree on a third broker, the determination shall be submitted to the President of the Chicago Chapter of CoreNet, who shall select a third broker meeting the above qualifications.

Tenant Improvement Allowance: Landlord shall provide Tenant an allowance of (i) $63.00 per rentable square foot of the 5th and 10th Floor Premises totaling $8,086,869.00 and (ii) $55.00 per rentable square foot of the 6th Floor Premises totaling $1,753,235.00, for a collective total of $9,840,104.00 (“Tenant Improvement Allowance”), which Tenant may use for soft and hard costs of Tenant’s design, drawings, engineering and improvements to the Premises, including without limitation, moving costs, telecommunications, furniture, fixtures, and equipment (“Tenant’s Work”). Landlord shall pay the Tenant Improvement Allowance based on monthly draw requests accompanied by invoices, lien waivers and certification by Tenant’s architect that improvements to date substantially conform to the plans and specifications for Tenant’s Work (“Plans”) previously approved by Landlord. If Tenant’s submission is not complete and accurate, Landlord shall notify Tenant of same with specificity within five (5) business days after receipt of Tenant’s submission, or Landlord will be deemed to have approved same, and shall be obligated to make the requested payment within such thirty (30) day period. Notwithstanding the foregoing, Landlord shall have the right to hold back ten percent (10%) of the total amount of the Tenant Improvement Allowance until thirty (30) days after all of the following conditions have been satisfied: (i) lien waivers and invoices for all of Tenant’s Work have been delivered to Landlord, and (ii) Tenant’s architect and general contractor have certified to Landlord Substantial Completion of Tenant’s Work in accordance with the Plans (including any amendments approved by Landlord). In the event Landlord does not pay any draw request within thirty (30) days (and Landlord does not properly deny same within the aforementioned five (5) business day period), then Tenant shall have the right, in addition to any other rights or remedies Tenant may have under this Lease, in law, or in equity, to offset any unpaid amounts against Total Rent until all sums due by Tenant are fully recouped.

Space Plan: In addition to the Tenant Improvement Allowance, Landlord shall pay Tenant’s architect to complete one (1) space plan and one (1) revision.

Contraction Option: Any time after the fourth (4th) anniversary of the 1st Commencement Date through the day immediately prior to the tenth (10th) anniversary of the 1st Commencement Date, Tenant shall have the right to contract one time on the 10th floor portion of the Premises by fifty percent (50%) with twelve (12) months’ prior written notice. Tenant shall pay Landlord a payment equal to the then unamortized Deal Costs to the portion of the Premises to which the termination applies (determined utilizing a 7.5% interest rate compounded monthly in advance). Landlord shall then, at Landlord’s sole cost and expense, fully demise the remaining portion of the 10th Floor Premises from the rest of the 10th floor.

Expansion Option: Tenant shall have an option to expand (“Expansion Option”) the Premises subject to the following:

A. On or before the fourth (4th) anniversary of the 1st Commencement Date, Tenant shall provide notice to Landlord that Tenant wishes to lease additional space of approximately 25,000 rentable square feet in the Building on the same elevator bank that serves the Premises (“Expansion Space”). Failure to timely provide such notice shall be deemed a rejection of the Expansion Space, and Tenant’s option to expand into the Expansion Space shall be deemed terminated. Within five (5) business days after receipt of Tenant’s notice to lease the Expansion Space, Landlord shall provide Tenant with the exact location and dimension of the Expansion Space.

B. If Tenant timely exercises the Expansion Option, Landlord shall deliver the Expansion Space to Tenant on or before commencement of the fifth (5th) anniversary of the 1st Commencement Date.

C. All of the Expansion Space shall become part of the Premises under this Lease subject to the same terms and conditions, except that Tenant’s Proportion shall be proportionately adjusted and Base Annual Rent shall be at the FMRV, and prorated for any partial period, if necessary, with a Base Year as defined in Paragraph 3. If the parties are unable to agree on the FMRV within thirty (30) days after Tenant provides notice as set forth in subsection A above, the matter shall be submitted to Baseball Arbitration.

D. The commencement date for Base Annual Rent for the Expansion Space shall be the earlier of (i) one hundred twenty (120) days after the delivery of possession to Tenant of the Expansion Space, or (ii) commencement of business by Tenant in the Expansion Space.

Right of First Offer: Subject only to the existing rights of those parties listed on Exhibit G attached hereto and incorporated by reference (which rights must be exercised strictly in accordance with their terms), commencing on the Date of Lease first above written and thereafter throughout the Term (including all extensions), Tenant shall have an ongoing Right of First Offer on all space that becomes available in the Building (the “ROFO Space”) greater than 15,000 rentable square feet. The Base Annual Rent payable with respect to any ROFO Space which Tenant elects to lease shall be equal to the FMRV of the ROFO Space prevailing as of six (6) months prior to the commencement of such term (which period shall be the “Subject Period” in the event of Baseball Arbitration). Any disputes shall be settled by Baseball Arbitration. The lease term for all ROFO Space will be coterminous with the Term.

Landlord shall provide Tenant with no more than twelve (12) months’ prior written notice and no less than six (6) months’ written notice of the anticipated delivery of any ROFO Space (“ROFO Notice”). Tenant shall have thirty (30) days from the date of the ROFO Notice to exercise its right to add the ROFO Space to the Premises. If Tenant does not exercise its Right of First Offer with respect to a particular ROFO Space and Landlord does not lease the applicable ROFO Space to a third party (“Third Party”) within nine (9) months of Tenant’s refusal or failure to exercise its Right of First Offer with respect to such ROFO Space, then Landlord shall once again offer such ROFO Space to Tenant on the terms outlined herein.

In addition to the foregoing, Landlord will provide monthly updates on all negotiations occurring on an available space greater than 15,000 rentable square feet to Tenant and Tenant’s brokers.

These updates will be on space in the same bank of elevators and in the Building. In the event a space reaches a counterproposal, the terms and conditions of the proposal will be shared with Tenant, at which time Tenant can determine if it will lease the space at terms similar to those being negotiated. Tenant shall respond within five (5) business days with a letter of intent.

In regards to the remaining space on the 6th floor of the Building, Landlord will contact Tenant and provide Tenant with notice of the terms on which Landlord is prepared to accept such counterproposal before Landlord responds to any new counterproposal from a possible tenant presented to Landlord. Tenant shall have the right to lease the space by written notice to Landlord within five (5) business days after Tenant receives Landlord’s notice on the same terms and conditions as set forth in the Landlord’s notice. If this occurs within the first twelve (12) months of the Term, and notwithstanding anything contained in Landlord’s notice to the contrary, Tenant shall receive the same economic terms as this Lease, prorated for the remainder of the Term.

Parking: Throughout the Term, Landlord shall supply and Tenant shall pay for up to twenty (20) parking spaces in the underground parking garage for the Building. Tenant shall pay monthly rates for such parking at the then market rate, with a discount of ten percent (10%). Landlord represents and warrants to Tenant that the market rate for parking at or within the Building is $565.00 self-park and $435.00 valet/assist as of the 1st Commencement Date. Tenant may reduce or increase (but by no more than twenty (20)) its required parking spaces at any time during the Term by thirty (30) days advanced written notice to Landlord without penalty, with such adjustment taking effect on the last day of the month following such 30-day notice, and Tenant shall have no duty to pay for any unused spaces.

Storage Space: In the event storage space in the subbasement of the Building (“Expansion Storage Space”) becomes available for lease during the Term of this Lease, Landlord shall not lease the Expansion Storage Space to another party without first giving notice to Tenant that the Expansion Storage Space is available for lease to Tenant and the proposed rental rate, which shall be the market rate at that time. If Tenant responds with notice to Landlord within ten (10) business days after Landlord’s notice that Tenant accepts all of the Expansion Storage Space, the Expansion Storage Space shall become part of the Premises with rent as established in Landlord’s notice. If Tenant fails to give such notice within ten (10) business days after Landlord’s notice, Landlord shall thereafter be free to rent any or all of the Expansion Storage Space to a third party.

Signage: Tenant, at its expense, shall have the right to place its signage on the south wall at the elevators and in the southeast elevator bank of the Building. Tenant’s sign package is attached hereto as Exhibit D and it and the location are hereby approved by Landlord.

Letter of Credit: An irrevocable and unconditional Standby Letter of Credit (“Letter of Credit”) in the amount of $3,000,000.00 and in a form reasonably acceptable to Landlord and issued by a bank reasonably acceptable to Landlord (the “Letter of Credit Bank”) shall be presented to Landlord within ten (10) business days after full execution and delivery of this Lease. Additionally, Tenant is required to have a net worth of at least $75,000,000 during the Term. In the event Tenant’s net worth goes below this amount during the Term, Tenant will provide an additional $1,000,000 Letter of Credit. The Letter of Credit shall automatically burn down according to the following schedule, and Landlord shall return the Letter of Credit, as necessary, in order to allow the Letter of Credit Bank to draft a new Letter of Credit in accordance with the following:

Letter of Credit Amount	Time
$3,000,000	Initially
$2,400,000	the day immediately prior to the 3rd anniversary of the 1st Commencement Date (for example, if the 1st Commencement Date is March 1, 2015, then the Letter of Credit would reduce February 28, 2018)
$1,800,000	the day immediately prior to the 4th anniversary of the 1st Commencement Date
$1,200,000	the day immediately prior to the 5th anniversary of the 1st Commencement Date
$1,000,000	the day immediately prior to the 6th anniversary of the 1st Commencement Date
$800,000	the day immediately prior to the 7th anniversary of the 1st Commencement Date
$600,000	the day immediately prior to the 8th anniversary of the 1st Commencement Date
$500,000	the day immediately prior to the 9th anniversary of the 1st Commencement Date through the day immediately prior to the 11th anniversary of the 1st Commencement Date

In the event Tenant’s stock becomes listed on a national stock exchange, the Letter of Credit schedule will be replaced by the following schedule:

Letter of Credit Amount	Time
$2,000,000	Initially
$1,600,000	the day immediately prior to the 3rd anniversary of the 1st Commencement Date
$1,200,000	the day immediately prior to the 4th anniversary of the 1st Commencement Date
$1,000,000	the day immediately prior to the 5th anniversary of the 1st Commencement Date
$500,000	the day immediately prior to the 6th anniversary of the 1st Commencement Date through the day immediately prior to the 8th anniversary of the 1st Commencement Date

If Tenant’s stock becomes listed on a national stock exchange any time after the fifth (5th) Lease Year, the Letter of Credit shall be automatically reduced to $500,000. Landlord shall return the Letter of Credit, as necessary, in order to allow the Letter of Credit Bank to draft a new Letter of Credit in accordance with the above schedule.

Sublease Contingency: Landlord and Tenant hereby agree and acknowledge that this Lease is subject to and contingent upon Tenant entering into a sublease agreement with Classified Ventures on the same date as the Date of Lease first above written (“Sublease Deadline”) in connection with the 6th Floor Premises and is further contingent upon Landlord consenting in writing to such sublease agreement. If Tenant has not entered into a sublease with Classified Ventures and/or Landlord does not consent to such sublease agreement on or before the Sublease Deadline, this Lease shall automatically terminate and be deemed of no further force or effect.

Exhibit A – Base Building Work

Exhibit B – Cleaning Specifications

Exhibit C – HVAC Specifications

Exhibit D – Sign Package

Exhibit E – SNDA

Exhibit F – Form of Memorandum of Lease

Exhibit G – Parties with Existing Rights

1. LEASING AGREEMENT. As of the 1st Commencement Date and 2nd Commencement Date, respectively, Landlord demises and leases to Tenant, and Tenant accepts and leases the 5th and 10th Floor Premises, and the 6th Floor Premises, respectively, in the Building for the Term, all as set forth in the Schedule (the terms of which are hereby incorporated herein by reference), unless sooner terminated as provided herein, to be occupied and used by Tenant solely for the purpose as set forth in the Schedule, and for no other use or purpose whatsoever without Landlord’s prior written consent, upon the terms and conditions hereinafter set forth, all and every one of which Tenant covenants and agrees to keep and observe.

2. BASE ANNUAL RENT. Tenant shall pay to Landlord’s agent at the address set forth in the Schedule, or to such other person or at such other place as directed from time to time by at least thirty (30) days’ advance notice to Tenant from Landlord, without any abatement, deduction, setoff or deferment for any reason except as expressly set forth herein, the Base Annual Rent in equal monthly installments all as set forth in the Schedule, plus the amount of any Adjustments. Each monthly installment will be payable in advance promptly on the first day of each calendar month during the Term in lawful money of the United States of America. Payment via ACH shall be permitted by Landlord. If the Term should commence or terminate on a day other than the first day of the month, then the rent for such month shall be prorated for such fractional month. Such Base Annual Rent, plus any Adjustments, and any other sums due and payable by Tenant under this Lease, are hereinafter collectively referred to as “Total Rent.”

3. RENT ADJUSTMENTS. The Total Rent payable hereunder shall be adjusted to reflect changes in Operating Expenses and Taxes, as hereinafter defined (the “Adjustments”), in the following manner:

a. Definitions. For purposes of the adjustment, the following definitions shall apply:

i. “Base Annual Rent” shall mean the Base Annual Rent as set forth in the Schedule.

ii. “Base Year” shall mean (i) the calendar year 2015 for the 5th and 10th Floor Premises and (ii) the calendar year 2017 for the 6th Floor Premises.

iii. Intentionally Deleted.

b. “Adjustment Year” shall mean any calendar year or portion thereof during the Term, commencing with the year after the Base Year. In the event the last Adjustment Year is not a full calendar year under the Term, then the Total Rent payable under this Lease with respect to such partial year shall be prorated for the number of days in the Term included within such partial year.

i. “Operating Expenses” shall mean all reasonable costs of operation, maintenance and administration of the Building of every kind and nature, as determined in accordance with generally accepted accounting principles, consistently applied, and shall include, by way of illustration and not limitation, costs of wages and salaries of all employees engaged in operating and maintenance or security of the Building, including payroll taxes, insurance and benefits relating thereto, heat, electricity, all other utilities, water, contracted labor, insurance premiums, materials and supplies, service fees or charges, licenses, permits and inspection fees, and fees and costs incurred in connection with any efforts to obtain reductions of real estate taxes. Operating Expenses shall not include Taxes, as defined hereafter. If less than ninety-five percent (95%) of the rentable square feet of the Building is occupied by tenants or Landlord is not supplying services to ninety-five percent (95%) of the rentable square feet of the Building at any time during any calendar year (including the Base Year for Operating Expenses), then only those Operating Expenses which vary with the occupancy of the Building for such calendar year shall be revised to an amount equal to the Operating Expenses which vary with occupancy of the Building which would normally be expected to be incurred had ninety-five percent (95%) of the Building’s rentable square feet been occupied and had Landlord been supplying services to ninety-five percent (95%) of the Building’s rentable square feet throughout such calendar year. If Operating Expenses for a calendar year are “grossed up” as provided in the prior sentence, Operating Expenses for the Base Year shall also be determined in such manner. In no event shall the foregoing gross-up concept apply to any costs or expenses that are fixed or that do not otherwise vary with the occupancy percentage of the Building. Notwithstanding anything contained herein to the contrary, Controllable Expenses (as defined below) for each Lease Year during the Term (“Applicable Lease Year”) shall not exceed an amount determined by increasing Controllable Expenses for each prior calendar year at the rate of four percent (4%) per year on a non-cumulative, non-compounding basis. “Controllable Expenses” shall mean all Operating Expenses except for the following: insurance on the common areas and the Building; Taxes; common-area utilities; snow removal; and collectively-bargained union wages. As used in this Lease, “common areas” shall mean the parking lot, walkways, sidewalks, hallways, lobbies, rotunda, light court, elevator cabs, restrooms and other areas of the Building that are not for the exclusive use for a particular tenant, and which Landlord makes available to all tenants of the Building, as well as all areas which are customarily available to all tenants of a Class A office building in the Market. Repairs or expenses (excluding capital expenditures except as hereinafter provided) scheduled less often than annually may, at Landlord’s election, be prorated over the period to which such expenditures are applicable in which event such proration shall be applicable as relevant to the Base Year or any Adjustment Year. Notwithstanding anything contained herein to the contrary, the term “Operating Expenses” shall not include the following: (i) repairs, restoration or other work occasioned by fire, windstorm or other casualty or condemnation to the extent covered (or which would have been covered, had Landlord complied with the terms of this Lease) by insurance or condemnation proceeds; (ii) expenses incurred in leasing or procuring tenants, including brokerage commissions, lease concessions, rental abatements and construction allowances granted to specific tenants; (iii) leasing commissions; (iv) advertising and promotional expenses; (v) legal expenses and any fines, costs or other charges incident or related to the enforcement by Landlord of the terms of any lease, license or other agreement; (vi) depreciation or amortization allowance or expense; (vii) cost of alterations, capital improvements, equipment replacements and other items which, under generally accepted accounting principles, are properly classified as capital expenditures; provided, however, Operating Expenses shall include the amortization of capital improvements installed for the purpose of reducing Operating Expenses (amortized uniformly over the useful life of such capital improvements as determined in accordance with generally accepted accounting principles, consistently applied), but not to exceed the annual savings received arising from such improvement (so as to have zero economic effect on Tenant); (viii) renovating, painting, decorating or otherwise improving or redecorating in space to be leased to tenants; (ix) any tenant work performed or alterations of space leased to tenants or occupants of the Building, whether such work or alterations are performed for the initial occupancy by such tenant or occupant or thereafter; (x) utilities and other items for which Landlord is entitled to reimbursement by Tenant (other than as a proportionate share of Operating Expenses) or electricity or other utilities exclusively servicing the Building which are separately metered to the Premises and for which Tenant shall be separately charged; (xi) any ground rent; (xii) interest on indebtedness or any costs of financing or refinancing the Building; (xiii) compensation paid to employees of Landlord above the grade of general building manager; (xiv) overtime HVAC costs or electricity costs if charged separately to other tenants or occupants of the Building; (xv) cost of any special service provided to a tenant or occupant of the Building which is not provided generally to all tenants of the Building; (xvi) any cost representing an amount paid for services or materials to a related person, firm or entity to the extent such amount exceeds the amount that would be paid for such services or materials at the then-existing market rates to an unrelated person, firm or entity; (xvii) acquisition of artwork; (xviii) management fees in excess of three percent (3%) of gross receipts for the Building; (xix) costs for operation of an eating establishment, conference center, athletic facilities or broadcasting facilities to the extent reimbursable by fees or charges collected for the use of the respective facilities; (xx) principal payments of mortgage and other non-operating debts of Landlord; (xxi) replacement or contingency reserves or any bad-debt loss, rent loss or reserves for bad debts or rent loss; (xxii) Landlord’s charitable and political contributions; (xxiii) any items for which Landlord is entitled to receive, or has received, actual reimbursement; (xxiv) any expense for which Landlord is entitled to compensation through proceeds of insurance or agreements of indemnity or surety bonds or guaranties, including, without limitation, the cost of any repair or other work; (xxv) costs of accounting and other professional services incurred by Landlord, and costs of audits of any kind or any purpose other than preparing, maintaining, auditing and reviewing records and statements required under this Lease; (xxvi) costs associated with legal defense, correction, cleanup and/or abatement of environmental hazards; (xxvii) Landlord’s general overhead except as it relates to the Building; (xxviii) any costs associated with sprinklering (including adding, removing or replacing, but excluding routine maintenance on, and routine repairs to, a sprinkler system and/or components therefor) the Building; (xxix) costs for improvements to the

Premises, Building and/or any of the common areas of the Building that are not required as a direct result of Tenant’s specific use of the Premises; (xxx) business interruption insurance or rent loss insurance; (xxxi) costs to maintain, repair and/or replace the structure and/or foundation of the Building; (xxxii) any penalty or fine incurred by Landlord due to Landlord’s violation of any law and any interest or penalties due for late payment by Landlord of Taxes; (xxxiii) expenses for the replacement of any item covered under warranty; (xxxiv) costs of Project compliance with the Americans with Disabilities Act or other similar laws; (xxxv) costs incurred in the operating, maintenance, and ownership of the parking garage or other parking concessions; (xxxvi) costs to maintain, repair, and/or replace the roof, structure, and/or foundation of the Building; (xxxvii) any costs incurred by Landlord in an attempt to procure or maintain certification by, or compliance with, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar rating system; and (xxxviii) the cost to operate, maintain, own, and/or staff the Health Club (defined hereafter). The foregoing exclusions shall be applicable to both the Base Year and each Adjustment Year.

c. “Taxes” shall mean all real estate taxes levied against the Building and land thereunder and ad valorem taxes for Landlord’s personal property used in connection therewith, payable in the Term, and all taxes and assessments, special or otherwise, installments of which are required to be paid during such Adjustment Year, and all other governmental charges of any kind or nature whatsoever. If hereafter there shall be assessed any tax or assessment payable by Landlord to the State of Illinois, City of Chicago, or any other political subdivision or governmental authority either on the rents or other income collected from the Building or the land on which it is located (not including a general income or franchise tax), or in the event that any other tax or assessment may be imposed hereafter in lieu of or partially in lieu of such ad valorem real estate taxes or personal property taxes, then such taxes shall be included with the term “Taxes” under the provisions of this Lease. Notwithstanding anything contained herein to the contrary, “Taxes” shall not include: income or franchise taxes; capital stock; inheritance; estate; gift; or any other taxes imposed upon or measured by the Landlord’s income or profits, nor any increase in Taxes due to the sale, transfer of interest in, or refinancing of all or any portion of the Building, unless the same shall be imposed in lieu of real estate taxes or other ad valorem taxes. Taxes shall be as initially billed and payable in the Base Year and Adjustment Year, respectively, even though such tax represents Taxes levied for a prior year, and without regard to whether or not this Lease was in existence during such period (i.e. Taxes for this Lease shall be on a “cash basis”).

d. Adjustment for Operating Expenses. In each Adjustment Year, Tenant shall pay Tenant’s Proportion of Operating Expenses to the extent the Operating Expenses for such Adjustment Year exceed the Operating Expenses for the applicable Base Year (“Operating Expense Excess”) for the portion of the Premises in question. In the event Landlord estimates (no more than twice per calendar year) that there will be an Operating Expense Excess for any Adjustment Year, then monthly installments of Operating Expenses for such Adjustment Year shall be paid equal to 1/12 of Tenant’s Proportion of such estimated increase. Notwithstanding anything contained herein to the contrary, Tenant shall have no duty to pay Tenant’s Proportion of Operating Expenses, nor shall same accrue, until the twenty-first (21st) month anniversary of the 1st Commencement Date, and Tenant’s obligations for the remainder of such Adjustment Year shall be prorated accordingly.

e. Adjustment for Taxes. In each Adjustment Year, Tenant shall pay Tenant’s Proportion of Taxes to the extent the Taxes for such Adjustment Year exceed the Taxes for the applicable Base Year (“Tax Excess”) for the portion of the Premises in question. In the event Landlord estimates (no more than twice per calendar year) that there will be a Tax Excess for any Adjustment Year, then monthly installments of Taxes for such Adjustment Year shall be paid equal to 1/12 of Tenant’s Proportion of such estimated increase. If a change in Taxes is obtained with respect to any Adjustment Year during which Tenant paid (or is required to pay) Tenant’s Proportion of any Tax Excess, then Taxes for that year will be retroactively adjusted, and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Notwithstanding anything contained herein to the contrary, Tenant shall have no duty to pay Tenant’s Proportion of Taxes, nor shall same accrue, until the twenty-first (21st) month anniversary of the 1st Commencement Date, and Tenant’s obligations for the remainder of such Adjustment Year shall be prorated accordingly.

f. Billing and Payment. Landlord will keep, or cause to be kept, books and records showing the Operating Expenses and the Taxes of the Building for the Base Year and each Adjustment Year in accordance with a commercially reasonable system of accounts and accounting practices. After the end of each Adjustment Year, Landlord shall submit to Tenant a detailed statement of estimated Adjustments paid, along with the actual Adjustments, during such Adjustment Year (“Statement”). In the event estimated Adjustments paid by Tenant were in excess of the actual Adjustments payable during the Adjustment Year, Landlord shall credit the excess against subsequent monthly payments of Total Rent, or, if the Term has expired, pay such excess to Tenant within thirty (30) days of calculating the excess. In the event estimated Adjustments paid by Tenant were less than the actual Adjustments payable during such Adjustment Year, Tenant shall, within thirty (30) days of receipt of the Statement, tender the amount of such deficiency for such Adjustment Year. The obligations of Landlord and Tenant under this paragraph shall survive the termination or expiration of the Term until Landlord completes its Statement for the last Adjustment Year (or portion thereof), and Tenant has either made payment in full pursuant to same or in accordance with the amount determined in accordance with Subsection (e) below.

g. Billing Objection. Unless Tenant objects in writing within three hundred sixty-five (365) days after Tenant’s receipt of the Statement, Tenant shall be deemed to have accepted such Statement and shall thereafter be estopped from challenging same. After any such objection, Landlord hereby agrees, for ninety (90) additional days, to make available to Tenant for its inspection and examination during normal business hours all of the books and records that relate to the calculation of Operating Expenses and Taxes for both the Base Year and any Adjustment Year. If the Statement is in error, as determined by Tenant or by an accountant licensed in the State of Illinois who is retained by Tenant on an hourly basis, i.e., not a contingency basis (“Accountant”), the appropriate party shall pay to the other such payment as may be required based upon such review within thirty (30) days of completion of such review. If the Operating Expense Excess and/or Tax Excess were overcharged by four percent (4%) or more, then Landlord shall pay for the reasonable cost of such review performed by the Accountant, and Landlord shall pay interest on the amounts so over-collected at the Default Rate (defined hereafter). The obligations of Landlord and Tenant under this paragraph shall survive the termination or expiration of the Term.

h. No Rent Decrease. In no event shall the Adjustments herein, either for Operating Expenses or Taxes, result in a decrease in the Base Annual Rent.

i. No Profit. Notwithstanding anything contained herein to the contrary, in no event shall Landlord be entitled to collect more than one hundred percent (100%) of Operating Expenses and Taxes actually incurred by Landlord from all sources, including tenants and licensees of the Building, combined.

4. SERVICES.

a. At all times during the Term (unless otherwise expressly specified below), Landlord shall provide the following services without cost to Tenant except as otherwise set forth in this Lease:

i. Daily janitorial service and customary cleaning in and about the Premises, Saturdays, Sundays and Building Holidays (defined hereafter) excepted. Tenant may provide for its own janitor service in accordance with Exhibit B, but otherwise not without Landlord’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed), and, if consent is given, same shall be at Tenant’s sole responsibility and by janitor contractor or employees at all times satisfactory to Landlord. Landlord’s current cleaning specifications are attached as Exhibit B, and Landlord agrees that future requirements will be substantially similar to those listed on Exhibit B. In the event Tenant elects to hire its own janitorial service, the cost of janitorial service shall be removed from Operating Expenses.

ii. Heat or air conditioning daily from 7:00 a.m. to 7:00 p.m. (Saturday from 7:00 a.m. to 2:00 p.m.), Sundays and Building Holidays excepted, whenever heat or air conditioning shall be required for the comfortable occupancy of the Premises, subject to government regulation. If Tenant requests heat or air conditioning for times other than as set forth in the preceding sentence, Tenant shall pay to Landlord the then-applicable, reasonable, and market-based rate established by Landlord for such use, which is currently Seventy-Five and No/100 Dollars ($75.00) per hour. Landlord’s current heating and air conditioning specifications are attached as Exhibit C, and Landlord agrees that future heating and air conditioning specifications will be substantially similar to those listed on Exhibit C.

iii. Hot and cold water for drinking, kitchen, lavatory and toilet purposes as customary for office use, drawn through fixtures installed by Landlord, or by Tenant with Landlord’s consent. Tenant shall pay, at rates fixed by Landlord, for water used by Tenant for any other purpose.

iv. Passenger elevator service in common with other tenants daily from 7:00 a.m. to 7:00 p.m. (Saturday from 7:00 a.m. to 2:00 p.m.), Sundays and Building Holidays excepted; provided, however, there shall, at all times during the Term, be at least two (2) passenger elevators available, twenty-four (24) hours a day, seven (7) days a week, three hundred sixty-five (365) days a year. Freight elevator service will be furnished at such times and for such reasonable, market-based charges as shall be applicable from time to time during the Term by Landlord’s established policy for the Building; however, Tenant shall have the use of the freight elevators and the loading dock, free of charge, during regular hours and during the performance of Tenant’s Work or in connection with Tenant’s taking or returning all or any portion of the Premises. Elevator service may be provided by automatic passenger-controlled elevators.

v. Electricity (five (5) watts per rentable square foot, demand load) for light and power in the Premises and common areas (excluding power necessary for Tenant’s supplemental HVAC, which shall be supplied at Tenant’s sole cost and expense). Tenant shall obtain all current from Landlord and pay Landlord’s actual costs therefor, as measured by meter, without mark-up. The Premises shall be metered separately. All costs associated with installing meters in the Premises shall be borne solely by Landlord, and same shall be completed as part of the Base Building Work. Landlord will not unreasonably withhold, condition or delay its consent to providing additional power to Tenant should Tenant request same. In the event of a scheduled Building electrical shutdown, Landlord shall provide Tenant with no less than thirty (30) days’ prior written notice. Electricity used during janitor service, alterations or repairs in the Premises shall also be paid for by Tenant.

b. Landlord does not warrant that any of the services above mentioned will be free from interruptions or reductions caused by repairs, renewals, improvements, alterations, strikes, lockouts, accidents, inability of Landlord to obtain fuel or supplies, governmental regulations, or any other cause or causes beyond the control of Landlord; provided, however, delays or failures to perform resulting from lack of funds shall not be deemed delays beyond the control of Landlord. Any such interruption of service shall never be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or, except as set forth herein, render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligation under this Lease. Notwithstanding anything to the contrary contained in this Lease, if: (i) Landlord ceases to furnish any service required of Landlord in this Lease for a period in excess of three (3) business days after Tenant notifies Landlord of such cessation; (ii) such cessation is not caused by a fire or other casualty; and (iii) the restoration of such service is reasonably within the control of Landlord, then Tenant shall be entitled to receive an abatement of Total Rent payable hereunder with respect to only the portion of the Premises affected during the period beginning on the second (2nd) day of such cessation and ending on the day on which the service in question has been restored. Furthermore, if Landlord ceases to furnish any service in the Building for a period in excess of thirty (30) consecutive days (or forty-five (45) business days in the aggregate over any nine (9) month period (or less)), after Tenant notifies Landlord of such cessation, and if the conditions set forth in clause (ii) and clause (iii) above are satisfied, then Tenant shall have the right to terminate this Lease by delivery of written notice thereof to Landlord. Additionally, and notwithstanding the foregoing to the contrary, Tenant shall be entitled to abate Total Rent effective as of the date of the occurrence of such interruption if such interruption is caused, in whole or in part, by the gross negligence or willful misconduct of Landlord and/or any of Landlord’s agents, officers, directors, employees, contractors, subcontractors, licensees and the like (each “Landlord Party,” collectively, “Landlord Parties”).

5. RECORDING. Except for recording of a memorandum in the form attached hereto as Exhibit F, which Landlord and Tenant shall sign on the Date of Lease, and which Tenant may record upon full execution and delivery of this Lease, and except in the event of a Landlord Default, nothing contained herein shall empower Tenant to do any act which can, shall or may encumber the interest or title of Landlord or its assignee in and to the land or Building.

6. LETTER OF CREDIT. As additional security for the full and prompt performance by Tenant of all of its obligations hereunder, Tenant shall, within ten (10) business days after full execution and delivery of this Lease, deliver to Landlord the Letter of Credit as further described in the Schedule (“Security Deposit”), which Letter of Credit shall be held by Landlord as security for the full and faithful performance by Tenant of all of the terms, conditions and covenants contained in the Lease on the part of Tenant to be performed, including, but not limited to, the payment of Total Rent and may be drawn upon by Landlord for the purpose of curing any Event of Default by Tenant under this Lease. Upon the occurrence and during the continuance of an Event of Default by Tenant in the payment of Total Rent or performance or observance of any of the other terms, conditions or covenants of this Lease beyond the expiration of any notice and cure periods, Landlord may, at its option and with notice to Tenant, present the Letter of Credit to the Letter of Credit Bank together with a certificate from Landlord executed by an authorized representative of Landlord certifying that an Event of Default has occurred and is continuing under the Lease, has failed to cure such Event of Default within the time periods specified in the Lease for cure, and that Landlord is entitled to draw upon the Letter of Credit. Upon such presentation, Landlord may draw upon the Letter of Credit and apply all or any part thereof to payment of Total Rent or to cure any such Event of Default; and if Landlord does so, Tenant shall, within five (5) business days after Landlord’s request, deposit with Landlord the amount so applied in cash or cash equivalent (including, without limitation, a Supplemental Letter of Credit) so that Landlord will have on hand at all times during the Term the full amount of the Letter of Credit. All sums held by Landlord pursuant to this section shall be without interest. If an Event of Default has not occurred and is not continuing hereunder, the Letter of Credit or any portion thereof not retained or applied by Landlord to cure an Event of Default shall be released to Tenant promptly upon the termination of the Lease. In the event that Landlord properly expends monies from the Letter of Credit as aforesaid, Landlord shall notify Tenant in writing of such expenditures, whereupon Tenant shall, within five (5) business days after receipt of such notice, return the Letter of Credit to its original amount.

7. SUBORDINATION AND ESTOPPEL. Subject to the terms and conditions herein, this Lease is and shall be subject and subordinate to all mortgages and other security interests which may now or hereafter affect the Building and to all renewals, modifications, consolidations, replacements and extensions of such mortgages and other security interests; provided, however, that in the event the holder of any mortgage encumbering the Building or any party claiming superior rights to Tenant with respect to the Premises (each a “Priority Party,” collectively, “Priority Parties”) succeeds to the interest of Landlord by foreclosure, deed in lieu thereof or otherwise, such Priority Party shall not disturb Tenant’s possession, enjoyment, use or occupancy of the Premises and shall recognize Tenant’s rights under this Lease, and Tenant shall attorn to Priority Party. Tenant shall execute and deliver, no more than twice per any Lease Year, upon such request, any commercially reasonable instrument which such Priority Party may request (and which must be reasonably acceptable to Tenant) to evidence such attornment and non-disturbance. In such event, Landlord shall pay Tenant’s reasonable attorneys’ fees incurred in connection Landlord’s request to execute such commercially reasonable document in an amount not to exceed Two Thousand and No/100 Dollars ($2,000.00); however, such fee shall not be payable in connection with the Initial SNDA (as hereinafter defined). Tenant agrees, not more than twice per any Lease Year, upon not less than ten (10) business days’ prior notice by Landlord, to execute, acknowledge and deliver to Landlord, a statement in writing addressed to Landlord, a purchaser of Landlord’s interest, or a Priority Party (as defined below) certifying, to the extent true: that this Lease is in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications); the actual commencement and expiration dates of the Lease; stating the dates to which Base Annual Rent and other charges, if any, have been paid; that the Premises have been completed on or before the date of such certificate; that all conditions precedent to the Lease taking effect have been carried out, that Tenant has accepted possession, that the Term has commenced; and whether or not there exists, to Tenant’s actual knowledge, without duty of inquiry, any default by either party in the performance of any covenant, agreement, term, provision or condition contained in this Lease, and if so, specifying each such default of which the signer may have actual knowledge and the claims or offsets, if any, claimed by Tenant, and such other matters reasonably required by Landlord or any prospective purchaser or mortgagee of the Building. It is intended that any such statement delivered pursuant hereto may be relied upon by Landlord or a purchaser of Landlord’s interest and by any Priority Party. If Tenant does not deliver such statement to Landlord within such ten (10) business day period, and such failure continues for an additional five (5) business days after a second notice thereof from Landlord, Landlord, and any prospective purchaser or Priority Party, may conclusively presume and rely only upon the following facts as of the date Tenant received the statement: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one (1) month’s Base Annual Rent or other charges have been paid in advance; and (iv) that no Landlord Default exists or is continuing under the Lease. In such event, Tenant shall be estopped from denying the truth of such facts. Notwithstanding anything herein to the contrary, the parties’ obligations under this Lease are conditioned upon delivery by Landlord to Tenant of a subordination, non-disturbance and attornment agreement from Landlord’s current lender substantially in the form attached hereto as Exhibit E (“Initial SNDA”) within sixty (60) days after the date of this Lease. If Landlord fails to deliver an Initial SNDA within such sixty

(60) day period, Tenant shall have the right to terminate this Lease by delivering to Landlord written notice thereof within thirty (30) days following the expiration of such sixty (60) day time period (time being of the essence). Thereafter, during the Term, in the event Landlord requests that Tenant subordinate this Lease and/or its interests in and to the Premises to any other documents and/or the rights of any Priority Party, Landlord will provide Tenant with a commercially reasonable subordination, non-disturbance and attornment agreement prior to Tenant being required to so subordinate any of its rights and/or interests.

8. CERTAIN RIGHTS RESERVED TO LANDLORD. So long as same does not materially interfere with Tenant’s use and enjoyment of, or access to, the Premises, Landlord reserves the following rights exercisable upon at least twenty-four (24) hours’ prior written notice to Tenant (except in the event of an emergency, in which case prior written notice shall not be required and except as otherwise stated below):

a. Occupancy. Intentionally Omitted.

b. Pass Keys. To have pass keys to the Premises.

c. Access for Repairs, etc. To have reasonable access for inspection, repairs, alterations, additions and improvements to the Premises or to the Building, as further set forth in Paragraph 12.

d. Show Premises. To show the Premises to prospective tenants or brokers during the last year of the Term, and to prospective purchasers at all reasonable times, provided prior notice is given to Tenant in each case, and Tenant’s use and occupancy of the Premises shall not be materially inconvenienced by any such action of Landlord. Tenant shall have the right to have its employee or representative accompany Landlord during its entry in the Premises.

e. Service Contracts. Intentionally Omitted.

f. Heavy Equipment. To reasonably approve the weight, size and location of safes or heavy equipment or articles, which articles may be moved, in, about or out of the Building or Premises only at such times and in such manner as Landlord shall direct and in all events, however, at Tenant’s sole risk and responsibility. Notwithstanding the foregoing, Landlord’s approval shall only be necessary for items exceeding one hundred (100) pounds per rentable square foot of the Premises.

g. Close Building. To close the Building after regular working hours and on Building Holidays subject, however, to Tenant’s right to admittance, under such regulations as Landlord may prescribe from time to time, which may include, by way of example but not of limitation, that persons entering or leaving the Building identify themselves to a watchman by registration or otherwise and that said persons establish their right to enter or leave the Building. Notwithstanding the foregoing, Tenant and its employees shall have the right to access the Premises twenty-four (24) hours a day, seven (7) days a week, three hundred sixty-five (365) days a year.

h. Change Name. With at least six (6) months prior notice to Tenant, to change the name or street address and to place and maintain signs on the exterior and in hallways, stairs, lobbies and corridors of the Building; provided, however, Landlord will pay for Tenant’s costs of reprinting a six (6) month supply of all business stationery, business cards and marketing materials required to be reprinted to reflect the change in the name or street address of the Building.

i. Exclusive Rights. To grant to anyone the exclusive right to conduct any particular business in the Building, provided such exclusive right shall not operate to exclude Tenant from the use of the Premises hereby expressly permitted.

9. LIABILITY CLAIMS AND INSURANCE.

a. Landlord’s Insurance. Landlord will provide:

i. “all-risk” perils of loss on the Building for full replacement cost as same may change from time-to-time.

ii. commercial general liability insurance including standard form contractual liability coverage in amounts equal to those customarily carried by (and with no exclusions or limitations not generally accepted by) owners of comparable buildings in the area in which the Building is located, for not less than $5,000,000 combined single limit.

iii. Workers’ compensation insurance in at least the statutory amounts.

b. Tenant’s Insurance. Tenant will provide:

i. “all-risk” perils of loss on Tenant’s property for full replacement cost.

ii. standard form contractual liability coverage and commercial general liability insurance with a single limit of liability combined for bodily injury and property damage of $5,000,000 which, in accordance with its terms, will add Landlord as an additional insured (such coverage may be met by umbrella coverage); provided, however, in the event Tenant subleases any portion of the Premises, such Subtenant’s liability insurance policies need only be $2,000,000 so long as Tenant maintains the coverage required herein.

c. Terms of Insurance.

i. Each party’s insurers will be rated A- VII or higher by A.M. Best Company (or an equivalent rating from a generally accepted source) or, if an unrated captive, will have financial resources of equivalent standing to those meriting such a rating, with audited financials of the captive to be furnished annually to the other party.

ii. All liability insurance will be on an occurrence basis. A party may not elect to carry claims-made commercial general liability insurance unless occurrence coverage is generally unavailable at commercially reasonable rates in the marketplace.

iii. Each party will deliver certificates evidencing all the required insurance coverage hereunder to the other party upon request. All insurers’ agents will be required to attempt to give ten (10) days’ notice to the certificate holder of cancellation of or material change in the policy.

d. All property policies carried by either party shall include a waiver by the insurer of all right of subrogation, and all rights based upon an assignment from its insured, against Landlord or Tenant, the shareholders, officers, directors, employees, invitees and licensees of either of them, and in case of Tenant, its affiliated subtenants, their officers, directors, employees, invitees and licensees, in connection with any loss or damage thereby insured against, whether in the Premises or in the Building.

i. Each party’s liability policy will with respect to that party’s acts or omissions be primary and not contributing with or in excess of the other party’s coverage.

e. Intentionally Omitted.

f. If a party agrees to expand its obligation to provide liability insurance cover to other persons having a relationship with the other party (e.g., a mortgagee or managing agent in the case of Landlord or a subtenant in the case of Tenant), the party providing the coverage shall be obligated to provide only a single defense and indemnity to the other party and the other party’s additional insureds collectively.

g. Any insurance may be subject to commercially reasonable deductibles.

h. Waiver of Claim. Notwithstanding anything contained herein to the contrary, each party releases the other and the officers, directors, employees, and agents of the other (each a “Releasee” collectively, “Releasees”) with respect to any claim of negligence and releases the other party itself against any claim in tort or contract which it might otherwise have against the Releasees for direct or indirect loss, damage or destruction with respect to its property (including rent loss or business interruption) resulting from the negligence of any Releasee or from any tortious act or breach of contract in the case of the other party itself incurred during the Term. These releases are not conditioned on the terms of the insurance policies, if any, that each party in fact obtains or the receipt of the proceeds thereof by a party.

10. CONDITION OF PREMISES AND REPAIRS.

a. Except as to any matters set forth in Exhibit A, including Landlord’s obligation to complete the Base Building Work, and except as otherwise set forth herein to the contrary, it is agreed that Tenant has examined the Premises prior to the execution of this Lease and is satisfied with the physical condition thereof, agrees to accept the

Premises in an “as is” condition, and further agrees that, except as set forth herein to the contrary, no representation has been made by Landlord or Landlord’s agent as to the condition or repair of the Premises and that there has been no agreement, other than as set forth herein, to redecorate, alter, repair or improve the Premises either before or after the execution of this Lease. Notwithstanding the foregoing, Landlord will deliver to Tenant a certification that the Premises are asbestos free within ten (10) business days after the Date of Lease stated above. Landlord acknowledges and agrees that such clean certification as to asbestos in the Premises is a material inducement to Tenant to enter into this Lease. In addition, Landlord represents to the best of its knowledge that there are no Hazardous Materials in the Premises or the Building. In the event Tenant discovers Hazardous Materials during Tenant’s Work, then Landlord shall remove such Hazardous Materials at Landlord’s sole cost. Any remediation removal, encapsulation or the like of asbestos or other Hazardous Materials existing in the Premises or in the Building on or prior to the 1st Commencement Date, and any costs related to same required: (i) as a result of the Base Building Work or Tenant’s Work; (ii) as a result of Tenant’s intended use and occupancy of the Premises; (iii) and/or to the extent required by any Laws, shall, in each case, be performed by Landlord at Landlord’s sole cost and expense, and same shall not be treated as part of Operating Expenses, nor shall any portion of the Tenant Improvement Allowance be applied to same. The term “Hazardous Materials” means any substance, material or waste which is now or hereafter classified or considered to be hazardous, toxic or dangerous under any Law (including, without limitation, the Comprehensive Environmental Response and Liability Act) relating to pollution or the protection or regulation of human health, natural resources or the environment, or which poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Building.

b. During the Term, Tenant shall maintain the Premises in good condition, loss or damage caused by ordinary wear and tear, and fire and other casualty excepted, failing which Landlord may restore the Premises to such condition and Tenant shall pay the cost thereof, but only if Landlord has previously provided Tenant thirty (30) days prior written notice of Tenant’s failure to maintain the Premises in such condition as required herein and given Tenant an opportunity to cure the same within the above-described 30-day period; provided, however, in the event such failure cannot be cured within the above-described 30-day period but Tenant nonetheless commences and diligently pursues its cure efforts, Landlord may not take the above-described actions. At the termination of this Lease, Tenant shall return the Premises to Landlord in as good condition as just described; provided, however, that Tenant shall have no duty to remove any improvements or fixtures installed by Tenant, but shall remove Tenant’s furniture, equipment, cubicles/office partitions, machinery and all other similar items of personal property from the Premises. Such removals shall be done in a good and workmanlike manner, and any exposed utility lines shall be capped and all surfaces restored to the condition they were in at the commencement of this Lease. If Tenant does not remove Tenant’s furniture, equipment, cubicles/office partitions, machinery, and all other similar items of personal property from the Premises prior to the end of the Term however ended, or any extension thereof, Landlord may elect to remove such items and Tenant shall promptly reimburse Landlord for any expense, including storage, related thereto. If Landlord does not so elect to store such property, Tenant shall be conclusively presumed to have conveyed the same to Landlord under this Lease as a bill of sale without payment or credit by Landlord to Tenant.

c. During the Term, Landlord shall, at Landlord’s cost (subject to reimbursement to the extent permitted herein), maintain, repair, and replace, the common areas, the entire exterior of the Building and all Building systems, including, without limitation, the roof, foundation, and exterior and interior and exterior support walls, in good condition and repair including any necessary replacements, renewals, alterations, additions, and betterments and in full compliance with all laws, including all health and police regulations in force. Landlord shall further make and perform all necessary routine and any non-routine maintenance and repairs thereto, and replacements thereof, both structural and non-structural, ordinary and extraordinary, foreseen and unforeseen, of every nature, kind, and description. All repairs and replacements made by Landlord shall be at least equal in quality and cost to the original work. Landlord shall further keep and maintain the improvements at any time situated upon the exterior of the Premises, parking area and all sidewalks and areas adjacent thereto, safe, secure, and clean, specifically including but not by limitation, snow and ice clearance (if applicable), and planting and replacing flowers and landscaping, and conforming with the lawful and valid requirements of any governmental authority having jurisdiction over the Premises.

11. ALTERATIONS AND CONSTRUCTION.

a. Subject to Paragraph 11(l), Tenant may not do any work in the Premises such as, but not limited to, painting, decorating, erecting partitions, making alterations or additions, installation of electrical equipment, nailing, boring or screwing into the ceilings, walls or floors, or any other repairs (“Work”) without the prior written consent of Landlord in each and every instance, which consent shall not be unreasonably withheld, conditioned or delayed. In order to obtain such consent, Tenant shall furnish Landlord for any Work requiring a permit: (i) plans and specifications for such Work, (ii) the name and address of the general contractor (“Contractor”), and (iii) for any Work to the main Building systems, affidavits from an engineer reasonably acceptable to Landlord stating that the Work will not in any material way adversely affect any main mechanical system in the Building, such as, but not limited to, the heating, ventilating, air conditioning or electrical systems. Landlord agrees to provide written consent, or non-consent stating, with specificity, the reasons for such non-consent, within ten (10) business days of receiving written request from Tenant. If Landlord does not respond within such ten (10) business day time period, then Landlord’s consent will be deemed granted. Further, Landlord agrees, at no cost to Tenant, to execute all required permit forms upon the submission of plans by Tenant and prior to Landlord’s complete and formal review in order to expedite the overall permitting and construction time frame. Tenant shall have the right to select the Contractor, subcontractors, engineers and architects of its choice to perform the Work. Landlord shall not unreasonably withhold, condition or delay its consent to Tenant structurally reinforcing any floors, to the construction of internal stairways, or to increasing the toilet fixture count and bathroom size to accommodate high-density areas such as a call center or conference area (or to the construction of additional bathrooms).

b. Whether or not consent is required, all Work shall be performed in a good and workmanlike manner (and materials furnished shall be of a like or superior quality to those in the Building) at the sole expense of Tenant, employing union laborers who shall work in harmony with Building employees. Before the commencement of any Work or delivery of any materials onto the Premises or into the Building, Tenant shall furnish Landlord (i) necessary permits required by governmental authorities with jurisdiction, and (ii) certificates of insurance from the Contractor and all subcontractors performing labor or furnishing materials, insuring against any and all claims, costs, damages, liabilities and expenses which may arise in connection with the Work.

c. Upon completion of the Work, Tenant shall furnish Landlord with (i) Tenant, Contractor’s and architectural completion affidavits, (ii) full and final waivers of lien, and (iii) receipted bills covering all labor and materials expended and used.

d. Notwithstanding anything contained herein to the contrary, Landlord shall not be entitled to any move-in, move-out, elevator or supervisory fee, in connection with Tenant’s taking or returning all or any portion of the Premises, nor shall Landlord be entitled to any supervisory fee in connection with Work.

e. Failure of Tenant to complete any Work in the 5th and 10th Floor Premises prior to the 1st Commencement Date shall not delay commencement of Total Rent (subject to Tenant’s Abatement Rights).

f. Tenant shall procure, or cause to be procured, and pay for all permits, licenses, approvals, certificates and authorizations necessary to the prosecution and completion of the Work. All Work shall be done in strict accordance with all Laws. Where drawings and specifications conflict with Laws, the Laws are to be followed. Tenant shall promptly notify the respective departments or official bodies when the Work is ready for inspection and shall, at once, do all work required to remove any violations or to comply with such inspections, without charge to Landlord. Tenant shall perform, or cause to be performed, all work necessary to obtain approvals from the authorities mentioned above without additional cost to Landlord. Notwithstanding the foregoing to the contrary, Landlord acknowledges and agrees that Tenant shall have no obligation to procure a certificate of occupancy for all, or any portion of, the Premises; however, Tenant acknowledges that the City of Chicago may require a certificate of occupancy and Tenant’s failure or delay in procuring a certificate of occupancy shall not delay the Commencement Date.

g. Landlord shall not charge any supervisory fee, surcharges or any other charges whatsoever in connection with Tenant’s Work or any subsequent Work during the Term, nor shall it access any tap-in charges for connecting supplemental heating and air conditioning, sprinklers, etc., that were required during construction of the Premises.

h. Tenant agrees that the Work shall be performed by union laborers and so as not to cause or create any jurisdictional or other labor disputes, and in the event such disputes occur, Tenant shall promptly do whatever is reasonably necessary to resolve such disputes, at no expense to Landlord.

i. Tenant hereby agrees to hold Landlord, its members and their respective agents and employees harmless from any and all direct, out-of-pocket liabilities of every kind and description, including reasonable attorneys’ fees which may arise out of or be connected in any way with the Work. Any mechanics’ lien (or any notice preliminary to lien) filed against the Premises, the Building or the land underlying the Building, for the Work or materials claimed to have been furnished to Tenant shall be paid and discharged of record by Tenant, or insured or bonded over, within twenty (20) days after Tenant receives notice of the recording of same, at the expense of Tenant. Notwithstanding anything contained in this Lease to the contrary, in no event shall Tenant be liable to Landlord or any third party for any liens filed or recorded by an mechanic, laborer or supplier (each a “Lienor”) against the Building, the common areas, the land which comprises the Building, the Premises or any portion of such property if the cost of the work which is the subject of such liens is: (i) Landlord’s obligations under this Lease; or (ii) a sum which Tenant has paid to Landlord and which Landlord has failed, or allegedly failed, to pay to such Lienor(s) and/or Tenant.

j. All additions, decorations, fixtures, hardware, non-trade fixtures and all improvements, temporary or permanent, in or upon the Premises, whether placed there by Tenant or Landlord, shall become the property of Landlord and, unless Tenant removes same, as permitted herein, shall remain upon the Premises at the termination of this Lease by lapse of time or otherwise without compensation, allowance or credit to Tenant under this Lease as a bill of sale.

k. Any costs for alterations, additions or improvements required to modify the common areas of the Building in conjunction with the Americans with Disabilities Act of 1990 (as amended, the “ADA”) shall be paid by Landlord. Such alterations, additions or improvements shall be made in compliance with all Laws as reasonably interpreted by Landlord (except to the extent such Laws are enforced). Any alterations, additions or improvements required to modify the Premises in conjunction with the ADA which has been passed after the 1st Commencement Date (with respect to the 5th and 10th Floor Premises), and the 2nd Commencement Date (with respect to the 6th Floor Premises) shall be approved by Landlord and paid by Tenant, but only to the extent such ADA-related alterations, additions or improvements are necessitated due to Tenant’s specific use of the Premises (as opposed to the use thereof for general office purposes and/or the mere occupancy thereof). Within ten (10) days after receipt, Tenant shall advise Landlord in writing of any notices alleging violation of the ADA relating to any portion of the Building or the Premises.

l. Notwithstanding anything contained herein to the contrary, Landlord’s consent shall not be required for any Work that satisfies all of the following criteria: (i) will not affect the electrical or mechanical systems of the Building or the structural portions of the Building; (ii) it does not require work to be performed on main Building (as opposed to distribution) systems; and (iii) it does not cost in excess of $200,000.00 for each alteration.

m. With respect to the elevator banks that are being opened by Landlord in connection with the Base Building Work, Landlord acknowledges and agrees that Tenant may, in Tenant’s discretion and at Tenant’s sole cost and expense, brand such elevator banks in the lobby of the Building, which branding shall initially be consistent with the design set forth in the sign package attached hereto as Exhibit D, and on southeast portion of the 5th, 6th, and 10th floor lobby areas which are utilized by Tenant; with Tenant’s signage, color scheme and fixtures, which branding shall be subject to Landlord’s prior approval not to be unreasonably withheld, conditioned or delayed.

12. REPAIRS BY LANDLORD. At all times, Landlord, either voluntarily or pursuant to governmental requirement, may at Landlord’s own expense make repairs, alterations or improvements in or to the Building or any part thereof, including the common areas, and the Premises, and during operations, may close entrances, doors, corridors, elevators and other facilities and may have access to and open the ceilings, all without any liability to Tenant by reason of interference, inconvenience or annoyance except as provided herein. If such work should materially reduce the area rented by Tenant, the Total Rent paid by Tenant shall be abated as provided below. Any alterations, maintenance and/or repairs which Landlord makes, or is entitled to make pursuant to this Lease, in, around or near the Premises, and any entry into the Premises by Landlord and/or any Landlord Party are collectively called “Restorative Work.” Notwithstanding anything contained in this Lease to the contrary, Landlord shall conduct all Restorative Work: (a) outside Tenant’s normal business hours; (b) using reasonable commercial efforts not to interfere with Tenant’s use and enjoyment of the Premises; (c) so that the level of Building services shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof; (d) so that Tenant is not deprived of access to the Premises; (e) so that all items brought into the Premises shall be removed prior to the start of the next business day (unless such items are required for support on a temporary basis) and the Premises are left in broom-clean condition; and (f) so that none of the Premises, Tenant’s signs, or the windows in the Premises are blocked or blackened, or otherwise materially interfered with. In the event that a violation of any of items (a) through (f) above occur and continue for thirty (30) or more consecutive days (or forty-five (45) business days or more in the aggregate in any nine (9) month (or less) period), then Tenant shall have the right to terminate this Lease by giving written notice to Landlord of same, and, upon Tenant’s return of possession of the Premises, Landlord shall return the over-deposit of Total Rent, if any, and the Security Deposit, and thereafter neither party shall have any further rights or obligations hereunder. Further notwithstanding anything contained herein to the contrary, in the event that the Restorative Work materially interferes with Tenant’s ability to conduct its business in the Premises, and such interference continues for three (3) or more consecutive business days, Tenant shall have the right to abate Total Rent in proportion to the area of the Premises affected as of the fourth (4th) business day, without additional notice to Landlord.

13. RULES AND REGULATIONS. So long as same do not materially interfere with Tenant’s use and enjoyment of, or access to, the Premises, Tenant shall abide by the rules and regulations set forth in Paragraph 17 hereto, and by any reasonable changes thereto which are adopted by Landlord and given to Tenant in writing with at least thirty (30) days’ prior notice, from time to time pertaining to the operation and management of the Building. If any rules and regulations are contrary to the terms of this Lease, the terms of this Lease shall govern.

14. UNTENANTABILITY.

a. If, in the reasonable opinion of Landlord, 50% of the rentable square footage of the Premises or more than 50% of the value of the Building are damaged or destroyed by fire or other casualty, Landlord may elect:

i. to terminate this Lease as of the date of such fire or other casualty by notice to the other within one hundred twenty (120) days of such date, but only if Landlord is simultaneously terminating all other similarly affected tenancies, licenses, and the like in the Building, or

ii. to proceed with all due diligence to substantially restore the Building or the Premises at Landlord’s expense, except for property and improvements of Tenant, in which latter event this Lease shall not terminate; provided, however, if Landlord fails to substantially restore the Premises within one hundred eighty (180) days after Landlord receives possession of the damaged Premises and undertakes reconstruction or repairs, then Tenant shall have the right to terminate this Lease as of the date of such fire or casualty by serving notice on Landlord subsequent to the expiration of the one hundred eighty (180) day period and prior to the date of Substantial Completion of the restoration, in which event Landlord shall refund any overpayment of Total Rent and return the Security Deposit to Tenant within thirty (30) days thereafter.

b. In the event this Lease is not terminated pursuant to this Paragraph 14, Total Rent shall abate on a per diem basis during the period of untenantability or inaccessibility of the Premises. In the event of the termination of the Lease pursuant to this Paragraph 14, Total Rent shall be apportioned on a per diem basis and paid to the date of the fire or other casualty. If the Premises are damaged by fire or other casualty but all or a substantial part of the Premises are not made untenantable, then Landlord shall, except during the last year of the Term, proceed with all due diligence to repair and restore the Premises, and the Total Rent shall abate in proportion to the non-usability or inaccessibility of the Premises during the period of such partial untenantability. If the Premises are partially damaged as aforesaid during the last year of the Term, Landlord (unless Tenant has exercised its Extension Option) or Tenant shall each have the right to terminate this Lease as of the date of the fire or other casualty by giving written notice thereof to the other party within thirty (30) days after the date of fire or other casualty, in which event the Total Rent shall be apportioned on a per diem basis and paid to the date of such fire or other casualty.

c. Notwithstanding anything herein to the contrary, if, after the occurrence of a fire or other casualty, it will require, in Landlord’s reasonable opinion, more than one hundred eighty (180) days after the date of such casualty to repair and restore the Premises (or any material portion thereof) or the Building or the access thereto, or if the casualty occurs during the last twelve (12) months of the Term, or if the electricity and/or other Building services shall not be available to the Premises for more than one hundred eighty (180) days after the date of such casualty, then, in each instance, Tenant shall have the right to terminate this Lease by written notice to Landlord of such election given within ten (10) days after receipt of written notice from Landlord regarding Landlord’s intention to rebuild or repair and Landlord’s reasonable estimate of the time required to complete such repairs. In the event Tenant exercises the above-described right of termination, this Lease shall terminate as of the date which is thirty (30) days after the giving of such written notice by Tenant to Landlord exercising the right of termination, in which event Landlord shall return the over-deposit of Total Rent, if any, and the Security Deposit to Tenant, and thereafter neither party shall have any further rights or obligations hereunder (except for those obligations that expressly survive the termination or expiration of this Lease). Between the time of any casualty and the time the Premises is restored, Total Rent shall abate on a proportionate basis to that portion of the Premises so damaged, unusable and/or inaccessible.

15. HOLDING OVER. If possession of the Premises is not surrendered to Landlord on the Termination Date or sooner termination of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall (i) (A) during the first thirty (30) days after the Termination Date, pay a use and occupancy charge in an amount equal to one hundred percent (100%) of Total Rent in effect during the last month of the Term applicable only to the entire floor(s) then being occupied by Tenant (it being the intent of the parties hereto that if Tenant shall have vacated one (1) or more floors, Tenant shall be obligated to pay holdover rent only for the entire space leased on such floor(s) it then occupies). By way of example, if Tenant shall have vacated the entire fifth (5th) and sixth (6th) floors by the Termination Date and shall remain in possession of one-half (1/2) of the tenth (10th) floor portion of the Premises after the Termination Date, Tenant shall pay a use and occupancy charge for the entire tenth (10th) floor portion of the Premises during the first thirty (30) days after the Termination Date in an amount equal to one hundred percent (100%) of Total Rent in effect during the last month of the Term. Notwithstanding anything contained in the immediately preceding sentence, in the event Landlord shall have delivered written notice to Tenant at least thirty (30) days prior to the Termination Date stating that (i) Landlord has or is about to enter into a new lease or an amendment to an existing lease with any new or existing tenant for all or a portion of the Premises in which Tenant is to hold over; and (ii) Tenant holds over in all or any portion of such portion of the Premises after the Termination Date, then Tenant shall (i) (A) during the first thirty (30) days after the Termination Date, pay a use and occupancy charge in an amount equal to one hundred percent (100%) of Total Rent in effect during the last month of the Term applicable to the entire Premises. Following the above-described thirty (30) day period, if Tenant retains possession of the Premises or any part thereof after the termination of the above-described 30-day period, by lapse of time or otherwise, Tenant shall as a charge for the use of the Premises, pay Landlord rent on the entire Premises at one hundred fifty percent (150%) the rate of Base Annual Rent and one hundred percent (100%) of the Adjustments payable for the year immediately preceding said holdover, computed on a monthly basis for each month Tenant thus remains in possession. Tenant shall also pay Landlord’s actual damages which are a direct result of Tenant’s holdover (but not consequential damages). Any retention of the Premises after the termination of this Lease or any extension thereof shall be considered as a month-to-month holdover. The provisions of this paragraph do not waive Landlord’s right of re-entry or any other rights hereunder.

16. LANDLORD’S REMEDIES; LANDLORD DEFAULT.

a. All rights and remedies of Landlord herein enumerated shall be cumulative, none shall exclude any other right or remedy allowed herein or by law, and if any provision shall be invalid or unenforceable, it shall apply only to such provisions and the remainder of this Lease shall continue valid and enforceable.

b. No waiver of any condition expressed in this Lease shall be implied by any neglect of Landlord or Tenant to enforce any remedy on account of the violation of such condition, whether or not such violation be continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination in any way of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such monies. After the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any monies due, and the payment of said monies shall not waive or affect said notice, suit or judgment.

c. The occurrence and continuance of any of the following event beyond all applicable notice, grace or cure periods provided in this Lease shall constitute an “Event of Default” by Tenant hereunder: If (i) default shall be made in the payment of Total Rent or any monthly installment thereof or in the payment of any other sum required to be paid by Tenant under this Lease, and such default shall continue for five (5) business days after Tenant’s receipt of written notice thereof, or (ii) default shall be made in the full performance of any of the other covenants or conditions which Tenant is required to observe and perform under this Lease and Tenant fails to cure such default within thirty (30) days after Tenant’s receipt of written notice thereof; provided, however, if Tenant’s failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time as is reasonably necessary to cure the failure so long as Tenant begins the cure within such thirty (30) day period and diligently pursues the cure to completion; or (iii) the interest of Tenant in this Lease shall be levied on under execution or other legal process, or if any petition shall be filed by or against Tenant to declare Tenant a bankrupt or to delay, reduce or modify Tenant’s debts or obligations, or if any petition shall be filed or other action taken to reorganize or modify Tenant’s capital structure, if Tenant be a corporation or other entity, or if Tenant be declared insolvent according to law or if any assignment of Tenant’s property shall be made for the benefit of creditors, or if a receiver or trustee is appointed for Tenant or its property and same is not dismissed or set aside within one hundred twenty (120) days thereafter, or (iv) Tenant shall abandon (as opposed to vacate) the Premises and cease paying Rent during the Term. Upon the occurrence of an Event of Default, Landlord may, at its option (but only if Landlord timely exercises such options, and does not otherwise waive or promptly fail to enforce its remedies), without additional notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity:

i. Landlord may terminate this Lease and the Term created hereby, in which event Landlord may repossess the Premises and be entitled to recover as liquidated damages a sum of money equal to the then net present value of the Total Rent required to be paid by Tenant under this Lease for the balance of the stated Term of the Lease less the FMRV of the Premises (both discounted to then present worth using a discount factor of eight percent (8%)) for said period, plus any other unpaid Total Rent due as of the date of such termination.

ii. Landlord may terminate Tenant’s right of possession and may repossess the Premises by forcible entry or detainer suit or otherwise in accordance with applicable Laws, without additional demand or notice of any kind to Tenant and without terminating this Lease, in which event Landlord may, but shall be under no obligation to do so, relet all or any part of the Premises, for such rent and upon such terms as shall be satisfactory to Landlord (including the right to relet the Premises for a term greater or lesser than that remaining under the Term and the right to relet the Premises as a part of a larger area and the right to change the character or use made of the Premises). For the purpose of such reletting, Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be reasonably necessary to procure a new tenant, and if Landlord shall fail or refuse to relet the Premises or if the Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the direct, reasonable, and out-of-pocket costs and expenses of such decorations, repairs, changes, alterations and additions and the expenses of such reletting and of the collection of the rent accruing therefrom to satisfy the Total Rent provided for in this Lease to be paid, then Tenant shall pay to Landlord, as same becomes due, a sum equal to the amount of the Total Rent reserved in this Lease for such period or periods, or, if the Premises have been relet, Tenant shall satisfy and pay any such deficiency upon demand therefor from time to time, and Tenant agrees that Landlord may file suit to recover any sums failing due under the terms of this paragraph and any other sums due under this Lease from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

iii. With respect to the provisions of the laws of the State of Illinois, if any, which require that a landlord take reasonable measures to mitigate the damages recoverable against a defaulting lessee, Tenant agrees that Landlord shall have no obligation to attempt to re-let the Premises to a potential substitute tenant (A) in preference to other vacant space in the Building or a sublease or an assignment of the space of tenants who are not in default of their leases or (B) if the nature of the substitute tenant’s business may have an adverse impact upon the first-class, high-grade manner in which the Building is operated or with the high reputation of the Building, even though in each of the aforesaid circumstances the potential substitute tenant may have a good credit rating.

d. Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises and deliver possession thereof to Landlord, and, after such termination, Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event with process of law, and to repossess Landlord of the Premises and to lawfully expel or remove Tenant and any others who may be occupying or be within the Premises and to remove any and all property therefrom, without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without relinquishing Landlord’s rights to rent or any other right given to Landlord hereunder or by operation of law.

e. Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, and which Tenant is required to remove pursuant to Paragraph 10(b) of this Lease, may be handled, removed and stored by Landlord at the risk, cost and expense of Tenant. Tenant shall pay to Landlord, upon demand, any and all reasonable expenses incurred in such removal and all reasonable storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not removed from the Premises or retaken from storage by Tenant after the end of the Term, however terminated, or any extension thereof, shall be conclusively deemed to have been forever abandoned by Tenant.

f. If Tenant shall fail to pay any amount payable to Landlord under this Lease when due, and such failure continues beyond applicable notice and cure periods, then, Tenant shall pay to Landlord a “late charge” of $.05 for each dollar so overdue to defray part of the cost of collection. In addition, all delinquent payments which remain unpaid after the expiration of applicable notice and cure periods shall accrue interest at a rate equal to the lesser of 1.5% per month or the maximum amount permitted by law, from the due date of such payment and shall constitute additional rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord upon demand. Notwithstanding the foregoing, Tenant shall not be entitled to notice and cure rights pursuant to this Paragraph 16(f) more than twice in any twelve (12) month period. As of the third late payment in any twelve (12) month period, the aforementioned late charge and interest shall apply without notice.

g. Notwithstanding anything to the contrary contained in this Lease, in no event shall either party hereto be liable for, and each party, on behalf of itself and its agents, representatives, employees, directors, officers, shareholders, affiliates, consultants, independent contractors, subtenants, licensees, invitees, successors and assigns, hereby waives any claim against the other (and the other’s affiliates) for any special, exemplary, consequential or punitive damages of any kind or nature whatsoever (including, without limitation, loss of profits or business opportunity) arising under or in connection with this Lease, regardless of whether arising from breach of contract or tort, even if advised of the possibility of such loss or damage or if such loss or damage could have been reasonably foreseen.

17. USE OF PREMISES. Tenant shall occupy and use the Premises only for the purposes described in the Schedule and in accordance with the rules and regulations as provided in Paragraph 13. Tenant will not knowingly make or permit any use of the Premises which in any way is forbidden by any Laws or which is materially dangerous to life, person or property, or which invalidates or materially increases the premium cost of any policy for insurance carried on the Building by Landlord or Tenant. Notwithstanding the foregoing, Landlord represents and warrants that Tenant’s permitted use will not invalidate or materially increase the premium for any such insurance. Tenant agrees at all times to cause the Premises to be operated in compliance with all Laws. Violations of any covenants in this Paragraph 17 may be restrained by injunction. In addition to the foregoing:

a. Tenant shall not use the name of the Building for any purpose other than that of specifying the business address of Tenant and/or in connection with advertising for subleasing of the Premises, or the assignment of this Lease, and shall never use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence without Landlord’s express consent in writing.

b. Tenant shall not obstruct, or use for storage, or for any purpose other than ingress and egress, the sidewalks, entrances, passages, courts, corridors, vestibules, halls, elevators or stairways of the Building.

c. No bicycle or other vehicle and no dog or other animal (excluding fish) (other than companion animals for those with disabilities) or bird shall be brought or permitted to be in the Building or any part thereof.

d. No noise or odor which constitutes a nuisance shall emanate from the Premises. Tenant shall not: (i) create or maintain a nuisance on the Premises in a way that materially disturbs other tenants, (ii) disturb, solicit or canvass any occupant of the Building, (iii) do any unreasonable act which injures the reputation of the Building; or (iv) commit or suffer to be committed any waste upon the Premises.

e. Tenant shall not install any musical instrument or equipment in the Building, or any antennas, aerial wires or other equipment inside or outside the Building, without, in each and every instance, obtaining prior approval in writing by Landlord. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be unreasonably disturbed. Landlord hereby consents to and expressly permits the use of acoustic guitars (without amplification) in the Premises.

f. Tenant shall not waste water by tying, wedging or otherwise fastening open any faucet.

g. All locks or similar devices shall be installed by Tenant as part of Tenant’s Work. Furthermore, any keys required for such locks or similar devices shall be obtained by Tenant at Tenant’s sole cost and expense. Upon termination of this Lease or of Tenant’s possession, Tenant shall surrender all keys to the Premises and shall make known to Landlord the explanation of all combination locks on safes, cabinets and vaults. With respect to the keycard security system that currently exists in the Building, Landlord shall deliver to Tenant 1,000 keycards for access to the Building, common areas, and Premises, in connection with Tenant’s initial move into the Building. Thereafter, new keycards to the existing system shall be replaced by Tenant at Tenant’s sole cost and expense. In the event Landlord installs a new keycard security system in the Building at any time during the Term, Landlord shall provide Tenant and all of Tenant’s employees (as same may change from time-to-time) with replacement keycards (if necessary) for Tenant’s access to the Building, common areas, and Premises, at Landlord’s sole cost and expense. Landlord acknowledges and agrees that Tenant shall have the right, at any time during the Term, to connect its own security system, if any (and if compatible), at Tenant’s sole cost and expense; provided, however, Landlord shall not charge Tenant for the right of such connection or the use of such system. Notwithstanding the foregoing, Tenant’s employees shall only be required to utilize keycards to access the Premises if such access is outside of business hours (as defined in Paragraph 33).

h. Tenant assumes full responsibility for: (i) protecting the Premises from theft, robbery and pilferage, (ii) keeping the Premises secure, and (iii) locking the doors in and to the Premises. Any damage or loss of Tenant’s property is at Tenant’s risk. All property belonging to Tenant, or any person in the Premises, which is in the Building or the Premises, shall be there at the risk of Tenant or other person only, and Landlord, its members and their respective agents and employees shall not be liable for damage thereto or theft or misappropriation thereof. Tenant shall hold Landlord, its members and their respective agents and employees harmless from any claims arising out of same.

i. Intentionally Omitted.

j. Shades, draperies or other form of inside window coverings must be of such shape, color and material as reasonably approved by Landlord.

k. Tenant shall not overload any floor. Landlord represents and warrants to Tenant that floor loading is one hundred (100) pounds per rentable square foot of the Premises. Safes, furniture and all large articles shall be brought through the Building and into the Premises at such times and in such manner as Landlord shall reasonably direct and at Tenant’s sole risk and responsibility.

l. Unless Landlord gives advance written consent in each and every instance, and except as expressly permitted herein, Tenant shall not install or operate any steam or internal combustion engine, boiler, machinery, refrigerating or heating device or air-conditioning apparatus in or about the Premises, or carry on any mechanical business therein, or use the Premises for housing accommodations or lodging or sleeping purposes, or do any cooking therein or install or permit the installation of any vending machines, or use any illumination other than electric light, or use or permit to be brought into the Building any inflammable oils or fluids such as gasoline, kerosene, naphtha and benzene, or any explosive or other articles hazardous to persons or property. Tenant may have microwave ovens, refrigerators, coffee makers, ice makers, vending machines, and standard devices for the convenience of its employees.

m. Tenant shall not place or allow anything to be against or near the glass of partitions or doors of the Premises which may diminish the light in, or be unsightly from, public halls or corridors.

n. Tenant shall not install in the Premises any equipment which uses in excess of five (5) watts of electricity per rentable square feet for the Premises (excluding power necessary for Tenant’s supplemental HVAC, which shall be supplied at Tenant’s sole cost and expense), demand load without the advance written consent of Landlord.

o. Tenant shall not do any painting or decorating in the Premises without complying with the terms of Paragraph 11 hereof.

p. Tenant shall not conduct any auction, fire or “going out of business,” or bankruptcy sales in or from the Premises.

q. Intentionally Omitted.

r. Tenant shall not sell or offer for sale at the Premises any goods, equipment, fixtures or any other item except in connection with the use of the Premises stated in the Schedule.

s. Tenant shall not place or permit to be placed any article of any kind on the outside window ledges or elsewhere on the exterior walls, and shall not throw or drop any article from any window of the building.

t. Tenant shall not serve, nor permit the serving, of alcoholic beverages in the Premises unless Tenant shall have procured host liquor liability insurance or comparable insurance coverage issued by companies and in amounts reasonably satisfactory to Landlord, naming Landlord as an additional party insured.

u. Except as expressly set forth herein, Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name, notice, lettering or direction on any part of the outside of the Building without the written consent of Landlord (such consent not to be unreasonably withheld, conditioned, or delayed), and then only such name or names or matter and in such color, size, style, character and material as may be first approved by Landlord in writing, such approval not to be unreasonably withheld, conditioned, or delayed. Landlord reserves the right to remove at Tenant’s expense all matter other than that provided for above without notice to Tenant.

18. ASSIGNMENT AND SUBLETTING.

a. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, (i) assign this Lease or any interest hereunder; (ii) permit any assignment or transfer of this Lease by operation of law; (iii) sublet the Premises or any part thereof; or (iv) permit the use of the Premises by any parties other than Tenant, its agents and employees. Tenant shall, by notice in writing, advise Landlord of its intention, as of a stated date (which shall not be less than thirty (30) days after date of Tenant’s notice), to assign or transfer this Lease or to sublet any part or all of the Premises for the balance or any part of the Term (“Tenant’s Notice”). Tenant’s Notice shall include the main business terms of the proposed assignment, transfer or sublease and shall state the consideration therefor. In such event, and if the proposed transaction is a sublease of an entire floor of the Premises leased by Tenant to a third party (as opposed to an Affiliate (defined hereafter)), Landlord shall have the right, to be exercised by giving written notice to Tenant within fifteen (15) days after receipt of Tenant’s Notice (“Landlord’s Recapture Notice”), to recapture the space described in Tenant’s Notice, but only if Tenant’s Notice covers either an entire floor leased by Tenant or the entire Premises, and Landlord’s Recapture Notice shall, if given, cancel and terminate this Lease with respect to the space described therein as of the date stated in Tenant’s notice for the intended commencement of such sublease or assignment. Tenant’s Notice shall state the name and address of the proposed assignee, transferee or subtenant, and a copy of any term sheet or letter of intent shall be delivered to Landlord with Tenant’s Notice. If Tenant’s notice shall cover all of the Premises, and Landlord shall have exercised its foregoing recapture right, the Term shall expire and end on the date stated in Tenant’s notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Term. If, however, this Lease be canceled with respect to less than the entire Premises, Total Rent reserved herein shall be adjusted on the basis of the number of square feet retained by Tenant in proportion to the number of square feet contained in the Premises, as described in this Lease, and this Lease as so amended shall continue thereafter in full force and effect. Notwithstanding the foregoing, if Landlord elects to recapture all of the Premises or such full floor portion of the Premises as permitted herein in accordance with this Paragraph 18, then Tenant may, in a writing delivered to Landlord within five (5) business days of receipt of Landlord’s Recapture Notice that Landlord intends to exercise its recapture right, elect to withdraw Tenant’s Notice and its request for Landlord to consent to the proposed assignment or sublease. If Tenant timely withdraws its request for Landlord’s consent, then Landlord shall not be entitled to exercise its recapture right hereunder, and this Lease shall continue in full force and effect.

b. Anything herein to the contrary notwithstanding, Tenant may assign its entire interest under this Lease or sublet all or a portion of the Premises to (or permit the occupancy thereof by) any of the following, each of which is an “Affiliate”: (i) any entity controlling or controlled by or under common control with Tenant; (ii) a parent or subsidiary of Tenant; (iii) any successor to Tenant by purchase, merger, consolidation or reorganization; (iv) any entity which purchases all or substantially all of the stock or assets of Tenant or substantially all of Tenant’s assets in the Premises; or (v) any entity into which Tenant is merged or consolidated (each a “Permitted Transfer”) without the consent of Landlord, provided: (1) an Event of Default is not then in existence; (2) with respect to a Permitted Transfer to a proposed transferee described in clause (iii), such proposed transferee shall have a net worth which is at least equal to either Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization; and (3) Tenant shall give Landlord written notice at least thirty (30) days after the effective date of the proposed purchase, merger, consolidation or reorganization, except as prohibited by law. Further, notwithstanding anything contained herein to the contrary, any such assignment or sublease to an Affiliate shall not be subject to any profit splitting with Landlord, nor shall any other remuneration be due Landlord as a result thereof.

c. If Landlord, upon receiving Tenant’s Notice with respect to the entire Premises, shall not exercise its right to recapture as aforesaid, Landlord will not unreasonably withhold, condition or delay its consent to Tenant’s assignment or transfer of this Lease or subletting such space to the party identified in Tenant’s notice; provided, however, that in the event Landlord consents (or is deemed to consent) to any such assignment or subletting, and as a condition thereto, Tenant shall pay to Landlord fifty percent (50%) of all profit received by Tenant from such assignment or subletting (after first deducting all leasing commissions, allowances, abated rent, reasonable attorneys’ fees, marketing costs, demising costs, and other concessions and costs related to such assignment or subletting). For purposes of the foregoing, “profit” shall be deemed to include, but shall not be limited to, the amount of all rent payable by such assignee or sublessee in excess of the Total Rent payable by Tenant under this Lease. If a part of the consideration for such assignment or subletting shall be payable other than in cash, the payment to Landlord of its share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord. The parties agree that Landlord may reasonably refuse to consent to an assignment or subletting if the proposed assignee or subtenant: is not financially creditworthy, is a governmental authority or agency, an organization enjoying sovereign or diplomatic immunity; a medical or dental practice, or a user that will attract an unusually high volume or frequency of visitor to the Building, or a user that will attract a type of visitor or employee to the Building which is not consistent with the type of visitor or employee of similar buildings in the Central Business District of Chicago, or that will impose an excessive demand on, or use of, the facilities or services of the Building; and/or is a current tenant or subtenant of the Building or is a prospective tenant to whom Landlord has offered to lease space in the Building in the past three (3) months and Landlord has equivalent or better space then available for immediate possession; provided, however, the foregoing are merely examples of reasons for which Landlord may reasonably withhold its approval and shall not be deemed exclusive for any permitted reasons for reasonably withholding approval, whether similar or dissimilar to the foregoing examples. Landlord shall grant or withhold its consent to any assignment or sublease within fifteen (15) days of receiving Tenant’s request for such consent and will provide specific reasons if Landlord withholds its consent. If Landlord fails to respond within such fifteen (15) day period, Landlord will be deemed to have granted its consent to such assignment or sublease.

d. Consent by Landlord to any of the actions specified in Paragraph 18(a) shall not operate to relieve Tenant from any covenant or obligation under this Lease except to the extent, if any, provided for in such consent, or be deemed to be a consent to or relieve Tenant from obtaining Landlord’s consent to any subsequent action specified in subparagraph a. of this paragraph.

19. NOTICES. All notices to be given by one party to the other party under this Lease shall be given in writing, mailed or sent by nationally recognized courier guaranteeing overnight delivery, addressed as set forth in the Schedule or to such other person at such other address designated by notice to the other party. Mailed notices shall be sent by United States certified or registered mail, postage prepaid, return receipt requested. Notice shall be deemed to have been given upon receipt or refusal of receipt by the intended recipient.

20. QUIET ENJOYMENT. So long as no Event of Default is in existence, Tenant shall at all times during the Term herein granted peacefully and quietly have and enjoy the possession of the Premises without any encumbrance or hindrance.

21. INTENTIONALLY OMITTED.

22. INDEMNITY.

a. Subject to the mutual waiver of subrogation contained herein and Paragraph 16(g), and to the extent not caused by, or attributable to the negligent acts or willful misconduct of Landlord, its authorized agents or employees (each “Tenant Party,” collectively, “Tenant Parties”), Tenant shall indemnify Landlord and hold Landlord harmless from and against any and all claims, liability, damage, loss and expense, including, without limitation, reasonable attorneys’ fees, arising out of: (a) any injury to or death of any person or damage to any property occurring in the Premises from any cause whatsoever; (b) any willful misconduct or negligent act of Tenant or any Tenant Party occurring in or about the Building and its common areas; and (c) any breach by Tenant of this Lease.

b. Subject to the mutual waiver of subrogation contained herein and Paragraph 16(g), and to the extent not caused by or attributable to the negligent acts or willful misconduct of Tenant, its authorized agents, or employees, Landlord shall indemnify Tenant and hold Tenant harmless from and against any and all claims, liability, damage, loss and expense, including, without limitation, reasonable attorneys’ fees, arising out of: (a) any injury to or death of any person or damage to any property occurring in, on, or about the common areas from any cause whatsoever; (b) any willful misconduct or negligent act of Landlord or any Landlord Party occurring in or about the Building and its common areas; and (c) any breach by Landlord of this Lease.

c. The provisions of this paragraph shall survive expiration or early termination of this Lease for a period of twelve (12) months.

23. NON-LIABILITY OF LANDLORD. If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and if Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the income related to the operation and/or leasing of the Building, as well as the proceeds of sale received upon execution of such judgment and levy thereon against the right, title and interest of Landlord in the Building as the same may then be encumbered, and neither Landlord nor any party having an interest in Landlord shall be liable for any deficiency. It is understood that in no event shall Tenant have any right to (i) levy execution against any property of Landlord other than its interest in the Building as hereinbefore expressly provided or (ii) collect consequential or punitive damages from Landlord. In the event of the sale or other transfer of Landlord’s right, title and interest in the Premises or the Building to a third party (but excluding transfers intended as an attempt to avoid Landlord’s obligations herein or to an entity with no assets), Landlord shall, so long as the successor landlord agrees, in writing to be bound by all obligations of Landlord: (a) be released from all liability and obligations hereunder thereafter accruing, and the successor landlord shall be liable for all such liabilities and obligations, and (b) provide Tenant with written notice of the name and address of the successor landlord in a timely manner after such sale or transfer. Notwithstanding anything set forth above to the contrary, in the event Landlord fails to perform any service or maintenance obligation to be performed by Landlord in the Premises, Tenant shall have the right to perform such service or maintenance obligation within the Premises and to charge Landlord for all reasonable costs and expenses incurred by Tenant in connection therewith. Additionally, Tenant may offset such reasonable costs and expenses against Total Rent if Landlord does not pay Tenant in a timely manner. Notwithstanding anything set forth above, Tenant’s right to self-help is subject to prior written notice by Tenant to Landlord regarding Landlord’s failure to perform and Landlord’s failure to thereafter cure within said thirty (30) days, or if such default cannot be cured within such period of time, Landlord’s failure to commence cure within thirty (30) days and to diligently continue to prosecute such cure.

24. EMINENT DOMAIN. If the Building, the land underlying the Building or a substantial part of the Premises shall be lawfully taken or condemned for any public or quasi-public use or purpose, the Term shall end upon, and not before, the date of the taking of possession by the condemning authority, and without apportionment of the award. Tenant shall have the right to pursue an award for the value of its loss of its leasehold interest, alterations, and any moving costs, if applicable. The Total Rent shall be apportioned as of the date of such termination. If any part of the Building, other than the Premises, or less than a substantial part of the Premises shall be taken or condemned, which taking materially interferes with Landlord’s operation of the Building, or if the grade of any street or alley adjacent to the Building is changed by any competent authority and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Building, Landlord shall have the right to cancel this Lease upon not less than ninety (90) days’ notice prior to the date of cancellation designated in the notice, but only if Landlord simultaneously terminates all other similarly affected tenancies and/or licenses in the Building. If a substantial part of the Premises shall be taken or condemned, which taking materially interferes with Tenant’s use of the Premises for its business purposes, Tenant shall have the right to cancel this Lease upon not less than ninety (90) days’ notice prior to the date of cancellation designated in the notice. No money or other consideration shall be payable by Landlord to Tenant for the right of cancellation, and, except as stated above, Tenant shall have no right to share in the condemnation award (or in any judgment for damages caused by the change of grade). In the event Landlord or Tenant does not cancel the Lease as aforesaid, Landlord shall rebuild the Building or the Premises, as the case may be, and in the event a portion of the Premises is taken or condemned, Total Rent shall abate on a proportionate basis from the date of such taking or condemnation.

25. MISCELLANEOUS.

a. Each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and assigns.

b. Whenever Landlord’s consent or approval is required herein or when Tenant requests any processing or documentation of any assignment, subletting, license, concession, creating of a security interest, granting of a collateral assignment, change of ownership or other transfer, such consent or approval shall not be deemed given until Landlord has provided such consent or approval in writing. Tenant shall pay (other than in connection with Paragraph 11 and/or Tenant’s Work) Landlord’s reasonable attorneys’ fees incurred in connection with Tenant’s request for Landlord’s consent, approval or other action in an amount not to exceed Two Thousand and No/100 Dollars ($2,000.00). Where the consent or approval of Landlord shall be required, such consent or approval shall not be unreasonably withheld, conditioned, or delayed. With respect to any provision of this Lease which either expressly provides or is held to provide that Landlord shall not unreasonably withhold or unreasonably delay any consent or approval, Tenant shall not be entitled to make claim for, and Tenant expressly waives claim for, damages incurred by Tenant by reason of Landlord’s failure to comply, it being understood and agreed that Tenant’s sole remedy shall be an action for specific performance and/or injunctive relief and the recovery of Tenant’s legal fees incurred in connection therewith.

c. Intentionally Omitted.

d. Notwithstanding anything contained herein to the contrary, in no event shall the members, managers, employees, shareholders, officers, directors, agents or the like of either Landlord or Tenant have any personal liability under this Lease whatsoever.

e. Submission of this document for examination or for execution by Tenant does not constitute an offer by Landlord to lease the Premises. This Lease shall become effective as to Landlord and Tenant only when it is duly executed by an authorized representative of each party and a fully executed lease is delivered to both parties.

f. This Lease shall be governed by and construed under the laws of Illinois. Any legal action under this Lease shall be brought in the county where the Premises are located. To the extent permitted by applicable Laws, and acknowledging that the consequences of said waiver are fully understood, Tenant and Landlord hereby expressly waive the right to trial by jury in any action taken with respect to this Lease, and Tenant waives the right to interpose any set-off or counterclaim of any nature or description in any action or proceeding instituted against Tenant pursuant to this Lease. Notwithstanding anything in this Lease to the contrary, the undertakings of Tenant and Landlord under this Lease shall survive the expiration or termination of this Lease regardless of the means of such expiration or termination for a period of one hundred twenty (120) days.

g. Intentionally Omitted.

h. Tenant represents and warrants to Landlord that Tenant is duly qualified to conduct business in the State of Illinois, and that the person executing this Lease on behalf of Tenant is duly qualified and authorized to bind Tenant to this Lease and that this Lease is binding upon and enforceable against Tenant in all respects. Tenant acknowledges that in entering into this Lease, Landlord is relying upon such representations and warranties. Landlord represents and warrants to Tenant that Landlord is duly qualified to conduct business in the State of Illinois, and that the person executing this Lease on behalf of Landlord is duly qualified and authorized to bind Landlord to this Lease and that this Lease is binding upon and enforceable against Landlord in all respects.

i. The headings of paragraphs are for convenience only and do not limit, expand or construe the contents of the paragraphs.

j. Landlord’s title is and always shall be paramount to the title of Tenant, and nothing in this Lease contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

k. Time is of the essence of this Lease and of each and all provisions thereof.

l. There are no agreements between Landlord and Tenant except as set forth herein, and no amendment of any of the terms of this Lease shall be effective unless made in writing and signed by the parties hereto. The invalidity of any portion or clause of this Lease shall not affect the remainder hereof, but the same shall continue in full force and effect.

m. Landlord hereby waives any statutory lien it may have and acknowledges and agrees it has no other form of lien against Tenant’s property.

n. In any litigation between the parties regarding this Lease, the non-prevailing party shall pay to the prevailing party all reasonable expenses and court costs including attorneys’ fees incurred by the prevailing party. A party shall be considered the “prevailing party” if: (a) it initiated the litigation and substantially obtains the relief it sought, either through a judgment or the losing party’s voluntary action before trial or judgment; or (b) the other party who initiated the litigation withdraws its action without substantially obtaining the relief it sought.

26. HEALTH CLUB. Landlord, at Landlord’s sole cost and expense (not to be treated as Operating Expenses), hereby agrees that a new health club of approximately 6,500 rentable square feet will be added to the Building which will be of the same finishes, equipment and amenities similar to other Class A buildings in Chicago (“Health Club”). Landlord must complete the Health Club prior to the 1st Commencement Date; otherwise, subject to the terms below, Landlord shall be obligated to give Tenant a Health Club Credit (as hereinafter defined) until such date that the Health Club opens for business, at which time, the Health Club Credit shall cease (except as expressly set forth below). The Health Club Credit shall be Tenant’s sole remedy (except as otherwise provided in this Paragraph) as a result of Landlord’s failure to complete the Health Club in a timely manner. Tenant acknowledges that Landlord intends to build the Health Club on the 22nd floor of the Building. In the event Landlord is delayed in completing the Health Club by the 1st Commencement Date on the 22nd floor of the Building for any reason whatsoever, then Tenant hereby agrees (a) to permit Landlord an additional thirty (30) days after the 1st Commencement Date (“Health Club Drop Dead Date”) in order to complete the Health Club on the 22nd floor or on a different floor in the Building and (b) that during such 30-day period, the Health Club Credit shall not apply; and, in the event Landlord fails to complete the Health Club by the Health Club Drop Dead Date and Landlord is not thereafter making good faith, diligent efforts to complete the Health Club, then, Tenant shall be permitted to sue Landlord for specific performance and/or injunctive relief. Moreover, in the event Landlord fails to construct the Health Club in the Building in accordance with this Paragraph 26 by the Health Club Drop Dead Date for any reason whatsoever, other than as set forth in Paragraph 36 to the contrary, Landlord will provide Tenant with a credit against Total Rent, and the right of offset, of Twelve Thousand and No/100 Dollars ($12,000.00) per month (“Health Club Credit”) until such date that the Health Club opens for business. Notwithstanding the foregoing, if Landlord’s failure to build the Health Club by the Health Club Drop Dead Date is not due to circumstances beyond Landlord’s control, and Landlord is not making good faith, diligent efforts to complete the Health Club, then Tenant shall have all of the rights enumerated in this Paragraph 26; and in such circumstances, Tenant’s Health Club Credit shall continue throughout the entire initial Term, notwithstanding the Health Club opening for business. Membership rates for Tenant and/or Tenant’s employees joining the Health Club shall, at all times during the Term, be the lesser of: (a) Forty and No/100 Dollars ($40.00) per month per employee; or (b) the lowest rate charged to any other tenant or occupant in the Building. Additionally, any other fees or charges charged to Tenant and/or Tenant’s employees with respect to joining or utilizing the Health Club, including, without limitation: class fees; locker fees; and any other ancillary fees shall, at all times during the Term, be at the lowest rate charged any other tenant or occupant of the Building. Landlord acknowledges and agrees that Tenant may abate from Total Rent any overage payable by Tenant and/or Tenant’s employees with respect to its employees’ membership and/or use of the Health Club as set forth in this Paragraph 26.

27. TENANT SECURITY SYSTEM. Tenant shall have the right to install an internal security system and shall have the right, at Tenant’s sole cost and expense to tie such system into the Building’s security and fire alarm systems; provided, however, Landlord shall not charge Tenant any cost in connection with same.

28. TIE-IN AND MONITORING OF BUILDING SYSTEMS. Tenant shall have the right to receive from Landlord’s Building management system the annunciation of alarms from select Building-operated mechanical and electrical systems, etc. Tenant, at Tenant’s expense, shall have the right to install its own equipment management system which shall control Tenant’s owned equipment and monitor (with view-only capabilities) certain Building systems which serve the Premises, including, but not limited to, the temperature of the chilled water, air volume and air temperature delivered to the Premises (including the space temperature in each Tenant zone).

29. FIRE STAIRS. Tenant shall have the right to use the fire stairs connecting the floors of the Premises as convenience stairs. Tenant shall have the right to install an internal security system as part of this right and shall have the right, at no cost to Tenant, to tie such system into the Building’s security and fire alarm systems. Tenant shall have the right, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed to make cosmetic alterations to the fire stairs.

30. COMPLIANCE. To the best of Landlord’s knowledge, Landlord represents and warrants to Tenant that the Building and the Premises, including all common areas, are, and as of 1st Commencement Date (with respect to the 5th and 10th Floor Premises), and as of the 2nd Commencement Date (with respect to the 6th Floor Premises), are, and will be, in compliance with all Laws. Notwithstanding anything contained herein to the contrary, Landlord shall provide the Premises to Tenant so that the entire Premises, including the Base Building Work, are in accordance and conformance with all laws, ordinances, rules, regulations, covenants, conditions, restrictions, and the like (collectively “Laws”), enacted by any governmental authority, quasi-governmental authority, or association body which has the authority to regulate the Premises or the Building. Further notwithstanding anything contained herein to the contrary, in the event the Premises and/or the Building are required to be brought in compliance with any Laws, and such Laws: (a) were in effect (or had been passed) on or prior to the 1st

Commencement Date (with respect to the 5th and 10th Floor Premises), and as of the 2nd Commencement Date (with respect to the 6th Floor Premises), and/or (b) do not solely and directly apply to Tenant’s specific use of the Premises (as opposed to general office use or the mere occupancy thereof), Landlord shall solely be responsible for the cost of bringing the Premises and/or the Building, as applicable, into compliance with the Laws, and same shall not be treated as part of Operating Expenses. Furthermore, Landlord represents, warrants, and covenants to Tenant that the main Building systems are in good working order and condition, and will be in such good working order and condition on the 1st Commencement Date (with respect to the 5th and 10th Floor Premises), and as of the 2nd Commencement Date (with respect to the 6th Floor Premises).

31. SHAFT SPACE. Landlord will provide Tenant, free of charge, with sufficient unobstructed, asbestos-free, secure shaft space from the telecom “point of entry” room in the Building to the Premises and from the Premises to the roof for its telecommunications and supplemental cooling requirements, and to the Building switch gear and Tenant’s uninterrupted power supply and generator system (for its emergency power requirements). To the extent emergency power is not available from the Building, Landlord hereby grants Tenant the right to install an emergency generator(s) as well as a fuel storage and delivery system and any other equipment used in connection with the emergency generator(s). At Tenant’s request, Landlord shall take all reasonable steps to allow any service provider to provide service to the Building for Tenant’s operations, including, without limitation, providing Tenant and/or Tenant’s service provider(s) the right to install and/or connect any telecommunications and/or utility lines from the street or other public rights-of-way in and to the Building.

32. ROOF SPACE/HVAC. Tenant shall be granted the use of roof space (with clear view to the sky) at no cost to Tenant for satellite dishes, antennas, other communication equipment, supplemental air conditioning equipment (to the extent necessary) and other equipment/infrastructure supporting Tenant’s operation (collectively, the “Equipment”) without additional charge, subject to Landlord’s reasonable consent, such consent not to be unreasonably withheld, conditioned, or delayed. Tenant shall have the right to tap into the Building’s chilled water for the purposes of its supplemental air-conditioning system at the metered cost of $1.50 per 1,000 gallons plus $22.39 per ton monthly demand. Prior to installation of the Equipment, Tenant shall deliver to Landlord for Landlord’s approval (which approval shall not be unreasonably withheld, conditioned, or delayed), detailed plans and specifications for the installation of the Equipment. The Equipment shall be installed, operated and maintained by Tenant at its sole expense in accordance with all applicable Laws. If the Equipment is not being maintained in accordance with this Paragraph, Landlord may give notice thereof to Tenant, whereupon Tenant shall perform, at Tenant’s sole expense, such maintenance and/or repairs as requested by Landlord within the period allotted Tenant pursuant to Paragraph 16 hereof. Tenant hereby agrees and acknowledges that there is no electrical power on the roof; however, Landlord agrees to work in good faith with Tenant to permit Tenant to properly run electrical power to the roof space, at Tenant’s sole cost and expense.

33. BUILDING CONFERENCE CENTER. Landlord will provide Tenant with twenty (20) business hours per year requested by Tenant of free usage of the conference facility located in the Building. As used herein, “business hours” shall mean any hour from 7:00 a.m. to 7:00 p.m. Monday thru Friday (other than Building Holidays, as hereinafter defined) and from

7:00 a.m. to 2:00 p.m. on Saturday. Any use of the conference facility outside of business hours shall be at no cost to Tenant. As used herein, “Building Holidays” shall mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

34. BUSINESS DAY. As used herein, “business day” shall mean any day other than Saturday and Sunday and any Building Holidays.

35. LANDLORD REPRESENTATIONS AND WARRANTIES. Landlord hereby represents and warrants to Tenant as follows: (a) as of the 1st Commencement Date and 2nd Commencement Date, respectively, all systems and equipment serving the Premises, including HVAC, life safety, electrical, sprinkler, plumbing, utility lines, and anything installed as part of the Base Building Work, shall be in good working order; (b) Tenant’s Use of the Premises (as described in the Schedule) is currently (and will be, as of the 1st Commencement Date and 2nd Commencement Date, respectively) permitted by all Laws (including zoning Laws), without the necessity of a variance or conditional-use permit; (c) the Building and the Premises are currently, and will be as of the 1st Commencement Date (with respect to the 5th and 10th Floor Premises), and as of the 2nd Commencement Date (with respect to the 6th Floor Premises), free from any Hazardous Materials and in compliance with all Laws; (d) Landlord owns undivided fee simple title to the Building and related real property and the same is not subject to a ground lease; (e) there is sufficient emergency power available from the Building to provide Tenant with an uninterrupted power supply to use, operate, and enjoy the Premises in accordance with the terms and conditions of this Lease; and (f) there are at least two (2) separate points of entry into the Building which are sufficient to accommodate Tenant’s telecommunications requirements. In the event that any of Landlord’s representations and warranties set forth in this paragraph or anywhere else in this Lease shall fail to be true or accurate in all material respects as of the 1st Commencement Date (with respect to the 5th and 10th Floor Premises), and as of the 2nd Commencement Date (with respect to the 6th Floor Premises), Tenant shall have the right to terminate this Lease by notice to Landlord and this Lease shall terminate upon the date of Tenant’s notice, Tenant shall have no liability to Landlord whatsoever under this Lease or otherwise, and Landlord shall immediately refund the full amount of any unaccrued payments made or advanced by Tenant to Landlord, including the Security Deposit.

36. FORCE MAJEURE. If either Tenant or Landlord cannot perform any of its obligations due to events beyond its control, and such events are of general applicability, and would affect Landlord and Tenant regardless of the location of the Premises in the central business district of Chicago, then the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events; provided, however, that failure to perform monetary obligations shall never be deemed to be an event beyond a party’s control. Examples of Force Majeure are: acts of God; war; civil commotion; strikes affecting the trades generally; fire, flood or other material casualty; and terrorism.

37. SEDGWICK. Landlord and Tenant hereby agree and acknowledge that the total costs incurred by Landlord to recapture approximately 1,500 rentable square feet of space on the 5th floor of the Building currently occupied by Sedgwick Claims Management Services, Inc. (“Sedgwick”) and to replace the same with approximately 1,500 rentable square feet of new space on the 5th floor of the Building, shall be split evenly between Landlord and Tenant; provided, however, in no event shall Tenant’s liability pursuant to this Paragraph 37 (“Tenant’s

Sedgwick Liability”) exceed Two Hundred Forty Thousand and No/100 Dollars ($240,000.00) (“Reimbursement Cap”). Upon completion of the relocation of Sedgwick, Landlord shall deliver to Tenant, for Tenant’s approval, such approval not to be unreasonably withheld, proof of the total costs incurred by Landlord in connection with such relocation, as well as Landlord’s determination of Tenant’s Sedgwick Liability (subject to the Reimbursement Cap). Upon Tenant’s written approval of such amount, Landlord may offset the Tenant’s Sedgwick Liability against the Tenant Improvement Allowance in an amount not to exceed the Reimbursement Cap.

38. COUNTERPART COPIES; ELECTRONIC SIGNATURES. This Lease may be executed in two (2) or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Lease. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, an electronic (transmitted by electronic mail in a PDF format) or telefaxed signature of either party, whether upon this Lease or any shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature. Landlord and Tenant (a) intend to be bound by the signatures on any document sent by facsimile or electronic mail, (b) are aware that the other party will rely on such signatures, and (c) hereby waive any defenses to the enforcement of the terms of this Lease based on the foregoing forms of signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Lease as of the date set forth in the Schedule.

LANDLORD: 175 JACKSON L.L.C.

By:	/s/ Moshe Spitzer
Moshe Spitzer, Vice President

TENANT: ENOVA INTERNATIONAL, INC.

By:	/s/ David Fisher
Printed name: David Fisher Title: Chief Executive Officer

EXHIBIT A

BASE BUILDING WORK

Landlord Work in Premises for Office Leases

Landlord, at Landlord’s sole cost and expense, shall be responsible for completing the following work (“Base Building Work”) in the Premises and with respect to the elevator banks servicing the Premises:

1.	The existing fire sprinkler system including the existing sprinkler risers and existing main distribution loops in the Premises and associated heads will be delivered fully operational and in compliance with all Laws for a “vanilla box” delivery.

2.	Fire hose cabinets with fire extinguishers installed by building in each quadrant stairwell of the entire floor.

3.	Core and shell building standard life safety system installed as required per the applicable codes with point of connection provided for Tenant-installed fire alarm system.

4.	Furnish and install electrical meters and main feeders to eight (8) building-standard electrical Building closets located within quadrants occupied by Tenant for building standard electric installation (based on full floor tenant).

5th floor:           7 electrical closets

10th floor:         8 electrical closets

5.	Fiber optic interduct cable shafts brought to the floor.

6.	Perimeter heating units with painted convection covers.

7.	All demising walls between the Premises and other tenant spaces in the Building (common walls), if any, shall be installed and fire-rated as required by Laws, and shall be insulated for sound. The Premises side of all common walls (both sides if the adjacent tenant space is vacant) shall be unfinished drywall, and shall be taped, floated and prepared for surface treatment in a good and workmanlike manner to 9’0” above finish floor.

8.	Building-standard mini-blinds furnished and installed for all windows.

9.	Maintain: one (1) Building directory identifying Tenant, Tenant’s Affiliate(s) and its executives.

10.	Demo/White Box taped ready for paint.

11.	Flooring removal of existing carpet and vinyl flooring.

12.	Prepare floor slab (glue and tack removal) to facilitate the installation of glue-down carpeting without additional patching by Tenant prior to Tenant’s initial Work.

A-1

13.	Floor leveling to a finish that is no more than 1⁄4” in 10’ cumulative, including filling and/or patching of floor cores, floor divots and defects.

14.	If required by the City of Chicago or any applicable Laws, Landlord shall install building automation systems for any purpose, including, without limitation, to monitor and control the base-building HVAC (not Tenant’s supplemental HVAC, if any).

15.	Open the elevator banks on the 5th, 6th and 10th Floors of the Building and make any necessary improvements to the elevators in such elevator banks, including, without limitation, changing or reconfiguring the buttons within each elevator, so that each such elevator in at least one (1) elevator bank services the 5th, 6th and 10th Floors of the Building.

Landlord shall notify Tenant in writing approximately five (5) business days before the estimated date on which the Base Building Work will be Substantially Completed. Within five (5) business days after the date Landlord believes Substantial Completion of the Base Building Work has occurred, Landlord and Tenant shall jointly inspect the Base Building Work, and Tenant shall create a “punch list” of items in accordance with the final plans and specifications for same needing completion or correction. Landlord shall complete all punch-list items within thirty (30) days after agreement upon the punch list.

Landlord hereby provides Tenant with (i) a six (6) month warranty with respect to latent defects in the 5th and 10th Floor Premises (the “Latent Defect Warranty Period”); and (ii) a one (1) year warranty with respect to the 5th and 10th Floor Premises Base Building Work against any defective workmanship and materials with respect to the 5th and 10th Floor Premises Base Building Work discovered and brought to Landlord’s attention pursuant to a proper notice that is delivered prior to the first anniversary of the 1st Commencement Date (the “5th and 10th Floor Premises Warranty Period”). During the Latent Defect Warranty Period, Landlord shall, at Landlord’s sole cost and expense, repair or replace any latent defect discovered in the 5th and 10th Floor Premises, provided that: (a) Tenant notifies Landlord, with reasonable specificity and detail, of the nature and extent of any such latent defect (“Tenant’s Latent Defect Notice”); and (b) Tenant delivers the Tenant’s Latent Defect Notice to Landlord prior to the expiration of the Latent Defect Warranty Period. During the 5th and 10th Floor Premises Warranty Period, Landlord shall, at Landlord’s sole cost and expense, repair or replace any defective item occasioned by defective workmanship or materials in and with respect to the construction and installation of the 5th and 10th Floor Premises Base Building Work, provided that: (a) Tenant notifies Landlord, with reasonable specificity and detail, of the nature and extent of any such alleged defects in the 5th and 10th Floor Premises Base Building Work (“Tenant’s 5th and 10th Floor Defect Notice”); and (b) Tenant delivers the Tenant’s 5th and 10th Floor Defect Notice to Landlord prior to the expiration of the 5th and 10th Floor Premises Warranty Period.

A-2

EXHIBIT B

175 WEST JACKSON

CLEANING SPECIFICATIONS

NIGHTLY

(1) Sweep all resilient and other hard-surfaced flooring with a treated cloth to ensure dust-free floors.

(2) Damp-mop and maintain in clean condition ceramic tile, marble and terrazzo flooring.

(3) Vacuum clean all carpeting and rugs, moving light furniture other than desks, file cabinets, etc.

(4) Spot-clean carpeting to remove soluble spots, spills and stains which respond to standard spotting procedures.

(5) Empty, clean and damp-wipe all wastepaper baskets, receptacles, etc.

(6) Empty and wipe clean all ashtrays; empty and clean cigarette urns.

(7) Place all office area trash in supplied waste bags.

(8) Dust and wipe clean desk equipment, windowsills, desk tops, chairs, tables, filing cabinets, bookcases, shelves, tops of partitions and any other furniture or fixtures and horizontal surfaces within reach.

(9) Spot-clean glass doors and interior glass partitions.

(10) Clean all drinking fountains and water coolers.

(11) Wipe clean counters and other fixtures in coffee station areas.

(12) Spot-clean to remove dirt, fingermarks, smudges, etc., from doors, door frames, switch plates, wall and glass areas adjacent to doors, push plates, handles, railings, etc.

(13) Dust all chair rails, paneling, trim, louvers, pictures, charts, vinyl or fabric upholstered chairs, settees, etc.

(14) Clean freight and passenger elevator cabs and landing doors.

(15) Dust all baseboards, spot-wash doors, walls and woodwork.

(16) Keep locker and slop-sink rooms in clean and orderly condition.

(17) Mop up any spillage throughout, and wash floors in general as required.

(18) Dust, wash all closet and coat room shelving, coat racks and flooring.

(19) Wipe clean all metal doorknobs, kick plates, directional signs, door saddles, mail chutes, etc.

(20) Nightly cleaning operations will be scheduled to commence after 5:00 p.m. insofar as possible.

(21) Empty large break room garbage cans and all recycling containers.

(22) Wipe clean all break room tables and counter tops.

(23) Wipe clean break room computer stations (call center).

(24) Wipe down exterior of refrigerators and both interior and exterior of microwaves.

Upon completion of the nightly chores, all lights shall be turned off, windows closed, doors locked and offices left in a neat, orderly condition. Venetian blinds shall be lowered and tilted to keep out the sun.

WEEKLY

(25) Dust baseboards, chair rails, trim, louvers, moldings and other low-dust areas.

(26) Sweep all stairwell areas.

(27) Brush all fabric-covered chairs with a lint brush.

(28) Dust exposed fire extinguishers or fire extinguisher closets.

(29) Machine scrub flooring as necessary.

(30) Vacuum all upholstered furniture as required.

(31) Wash all furniture glass as needed.

(32) Clean all vacant areas as required.

(33) Remove fingermarks, smudges and other marks from metal partitions and other surfaces as necessary.

(34) On all floors, all marble walls, elevator, stairway, office and utility doors to be spot washed as necessary, using clear water or approved cleanser.

(35) Wash stone, ceramic tile, marble and terrazzo flooring in elevator foyers and corridors on all tenancy floors. Resilient flooring in these corridors and foyers will be maintained as needed but not less than once each week, to remove all ground-in heel marks, grease and similar-type scuffs and stains.

(36) On all floors, dust and clean electric fixtures, all baseboards and any other fixtures or fittings in public corridors as required.

(37) Clean exterior of mail chute as required.

(38) Wax all tenant-resilient tile flooring so as to maintain a highly polished surface once every 3 months, and strip wax buildup and buff as needed. If needed, remove all ground-in heel marks and similar-type scuffs and stains. Use a low-alkaline non-injurious detergent for floor-waxing operations.

(39) Tenant hallways and corridors are considered the traffic lanes in a tenant’s office space which function as main circulation aisles and also include all entrance and exit ways.

(40) Wash and wipe clean all baseboards during floor maintenance operations.

(41) Wipe down exterior of employee lockers.

(42) Washrooms nightly

•	Sweep, wash and dry all flooring, with approved germicidal detergent solution.

•	Wash and polish all mirrors, powder shelves, bright work, etc.

•	Wash and disinfect all basins, bowls and urinals, with germicidal detergent solution.

•	Wash both sides of all toilet seats, with approved germicidal detergent solution.

•	Wash all resilient tile floors in toilet powder rooms or vacuum, if carpeted.

•	Fill toilet tissue holders, soap dispensers, paper towel dispensers and sanitary napkin dispensers.

•	Only odorless disinfectants shall be used in cleaning of lavatories.

•	Remove stains as necessary, clean under-side of rims of urinals and bowls, wash down ceilings (unless acoustical tile) and walls in washroom and stalls from trim to floor as often as necessary, but at least once every 30 days.

•	Scrub floors as needed, but not less than once each week.

•	Machine scrub flooring as necessary, with approved germicidal detergent solution.

•	Wash all lighting fixture exteriors as necessary.

•	Do all high dusting approximately once a month.

•	Clean urinals and bowls with scale solvent as needed, but not less than once a week.

•	Damp-wipe and wash all partitions, tile walls, dispensers and receptacles.

•	Remove wastepaper and refuse to a designated area in the building and dispose of same.

•	Wipe down hand dryers

TENANT SPECIFIC

(43) Clean certain critical areas designated by Tenant including, but not limited to, electric closets, but excluding data rooms.

(44) Shampoo carpet in the portion of the Premises located on the 5th floor on an annual basis.

(45) Tenant may contract with Harvard Cleaning or with another union cleaning service to provide cleaning and janitorial services to the Premises, which services shall either be: (a) in addition to those provided by Landlord hereunder, and which additional services shall be at Tenant’s sole cost and expense; or (b) in lieu of the cleaning and janitorial services provided by Landlord hereunder. In the event Tenant elects to retain Harvard Cleaning or its own union cleaning and maintenance personnel to clean the Premises in lieu of the cleaning and janitorial services provided by Landlord hereunder, then: (i) Tenant shall be responsible for all costs and expenses associated Tenant’s cleaning and maintenance personnel; and (ii) the costs of janitorial and cleaning services shall be expressly excluded from Operating Expenses.

EXHIBIT C

HEATING, VENTILATION AND AIR CONDITIONING (HVAC) SPECIFICATIONS

Landlord shall provide heat, ventilation, air conditioning and humidification throughout the Premises and the common areas of the Building based upon the design conditions and the HVAC system performance specifications set forth herein.

I.	Design Conditions

(a) Outdoor conditions: The HVAC system in the Building shall be capable of maintaining the indoor conditions of 76º at 50% relative humidity within the Premises when the outdoor conditions do not exceed the local 1% design dry-bulb and mean coincident wet-bulb in summer and the local 99% design dry-bulb in winter as specified in the latest edition of the ASHRAE “Handbook of Fundamentals,” climatic conditions for the United States.

(b) Thermal load of occupancy: The HVAC system in the Building shall be capable of maintaining the performance specifications within the Premises when the occupancy of the Premises is not greater than 1 person per 100 square feet of usable area and the electric power consumption by lighting and office equipment in the Premises does not exceed five (5) watts per rentable square foot, demand load.

II.	Performance Specifications

(a) Overall design: The HVAC system in the Building shall be designed, installed and operated in accordance with the standards set forth in the most recent revision of the ASHRAE “Handbook of Fundamentals” and the City of Chicago Ventilation Code.

(b) Indoor conditions: Throughout the Premises during office hours, the temperature shall be maintained between 72º and 76º Fahrenheit dry bulb.

(c) Air filtration, exchange and circulation: All air supplied through the HVAC system to the Premises shall be filtered with a minimum efficiency of 60% per ASHRAE standard 52-76. Make up air, drawn for air exchange from outside the Building, shall be supplied to the Premises through the HVAC system in an amount at least sufficient to prevent carbon dioxide levels from exceeding 1,000 parts per million, but in no event less than 0.20 cubic feet per minute (CFM) for each square foot of usable area (USF) within the Premises. Air circulation through the HVAC system to the Premises shall be at least 0.60 CFM per USF.

(d) Testing and balancing: All air distribution, chilled water, condenser water and hot water systems shall be balanced in accordance with American Air Balance Council (AABC) standards.

(e) Noise: With all ceiling tiles in place, the operation of the HVAC system shall not generate noise levels within the Premises exceeding 40 NC within the Premises, nor shall the HVAC system generate intermittent or low-frequency (rumbling) noises.

C-1

(f) Direct exhaust areas: Restrooms serving the Premises shall have air supplied through the HVAC system at the rate of 1 CFM per square foot of area and shall have air exhausted directly to the outside at the rate of 2 CFM per square foot of area.

III.	Miscellaneous

(a) Landlord will cooperate with Tenant to install, at Tenant’s expense, an after-hours supplementary HVAC system for the call center located on the 5th floor.

(b) Ventilation for restrooms runs 24 hours a day, 7 days a week, 365 days a year.

(c) Current HVAC rate is $75.00 per hour, per floor.

C-2

EXHIBIT D

SIGN PACKAGE

D-1

EXHIBIT E

SNDA

(For Recorder’s Use Only)

SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

(COMM 2018-CCRE12, Loan No. M656100156)

THIS SUBORDINATION, NONDISTURBANCE, AND ATTORNMENT AGREEMENT (this “Agreement”) is entered into as of                     , 2014 (the “Effective Date”), among U.S. BANK NATIONAL ASSOCIATION, A NATIONAL BANKING ASSOCIATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE UNITED STATES OF AMERICA, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY IN ITS CAPACITY AS TRUSTEE, FOR THE BENEFIT OF THE HOLDERS OF COMM 2013-CCRE12 MORTGAGE TRUST COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES (“Lender”), whose address is c/o Wells Fargo Bank, N.A., Wells Fargo Commercial Mortgage Servicing, MAC D 1086-120, 550 South Tryon Street, 14th Floor, Charlotte, North Carolina 28202 (Re: COMM 2018-CCRE12; Loan No. M656100156), ENOVA INTERNATIONAL, INC., a Delaware corporation (“Tenant”), whose address (before the Possession Date) is 200 West Jackson Boulevard, Suite 2400, Chicago, Illinois 60606, and (after the Possession Date) is 175 West Jackson Boulevard, Suite 1000, Chicago, Illinois 60604, copy in both instances to Vedder Price P.C., 222 North LaSalle Street, Suite 2500, Chicago, Illinois 60601, Attention: Michael A. Nemeroff, Esq., and 175 WEST JACKSON, LLC, a Delaware limited liability company (“Landlord”), whose address is c/o Jackson Management and Investment Company, 175 West Jackson Street, Suite 2250, Chicago, Illinois 60604, copy to Polsinelli PC, 900 West 48th Place, Suite 900, Kansas City, Missouri 64112, Attention: Lonnie J. Shalton, Esq. with reference to the following facts:

A. Landlord owns the real property having a street address of 175 West Jackson Street, Chicago, Illinois 60604, such real property, including all buildings, improvements, structures and fixtures located thereon, (all or any portion thereof being referred to herein as the “Landlord’s Premises”), as more particularly described on Exhibit A.

B. German American Capital Corporation, a Maryland corporation (“Original Lender”) made a loan to Landlord in the original principal amount of $150,000,000.00 (the “Loan”).

C. To secure the Loan, Landlord encumbered Landlord’s Premises by entering into that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of

October 11, 2013, in favor of Original Lender (as amended, increased, renewed, extended, spread, consolidated, severed, restated, or otherwise changed from time to time, the “Security Instrument”) recorded in the applicable land records of Cook County, Illinois.

D. Lender is now the holder of the Security Instrument and has authority to enter into this Agreement.

E. Pursuant to a Lease dated as of                     , 2014 together with any future amendments, modifications and renewals approved in writing by Lender to the extent such approval is required by the Security Instrument (collectively, the “Lease”), Landlord demised to Tenant a portion of Landlord’s Premises (“Tenant’s Premises”).

F. Lender has been requested by Landlord and Tenant to enter into this Agreement, and Tenant and Lender desire to agree upon the relative priorities of their interests in Landlord’s Premises and their rights and obligations if certain events occur.

NOW, THEREFORE, for good and sufficient consideration, Tenant and Lender agree:

1.	Definitions. The following terms shall have the following meanings for purposes of this Agreement:

1.1.	“Construction-Related Obligation” means any obligation of Former Landlord (as hereinafter defined) under the Lease to make, pay for, or reimburse Tenant for any alterations, demolition, or other improvements or work at Landlord’s Premises, including Tenant’s Premises. “Construction-Related Obligation” shall not include: (a) reconstruction or repair following any fire, casualty or condemnation which occurs after the date of attornment hereunder, but only to the extent of the insurance or condemnation proceeds actually received by Successor Landlord for such reconstruction and repair, less Successor Landlord’s actual expenses in administering such proceeds; or (b) day-to-day maintenance and repairs.

1.2.	“Foreclosure Event” means (a) foreclosure under the Security Instrument; (b) any other exercise by Lender of rights and remedies (whether under the Security Instrument or under applicable law, including bankruptcy law) as holder of the Loan and/or the Security Instrument, as a result of which Successor Landlord becomes owner of Landlord’s Premises; or (c) delivery by Former Landlord to Lender (or its designee or nominee) of a deed or other conveyance of Former Landlord’s interest in Landlord’s Premises in lieu of any of the foregoing.

1.3.	“Former Landlord” means Landlord and/or any other party that was landlord under the Lease at any time before the occurrence of any attornment under this Agreement.

1.4.	“Offset Right” means any right or alleged right of Tenant to any offset, defense (other than one arising from actual payment and performance, which payment and performance would bind a Successor Landlord pursuant to this Agreement), claim, counterclaim, reduction, deduction, or abatement against Tenant’s payment of Rent or performance of Tenant’s other obligations under the Lease, arising (whether under the Lease or other applicable law) from acts or omissions of Former Landlord and/or from Former Landlord’s breach or default under the Lease.

1.5.	“Rent” means any fixed rent, base rent or additional rent under the Lease.

1.6.	“Successor Landlord” means any party that becomes owner of Landlord’s Premises as the result of a Foreclosure Event.

1.7.	“Termination Right” means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction arising (whether under the Lease or under applicable law) from Former Landlord’s breach or default under the Lease.

2.	Subordination. Subject to the terms of this Agreement, the Lease, and all right, title and interest of the Tenant thereunder and of the Tenant to and in the Landlord’s Premises, are, shall be, and shall at all times remain, subject and subordinate to the Security Instrument, the lien imposed by the Security Instrument, and all advances made under the Security Instrument.

3.	Payment to Lender. In the event Tenant receives written notice (the “Rent Payment Notice”) from Lender or from a receiver for the Landlord’s Premises that there has been a default under the Security Instrument and that rentals due under the Lease are to be paid to Lender or to the receiver (whether pursuant to the terms of the Security Instrument or of that certain Assignment of Rents and Leases executed by Landlord as additional security for the Loan), Tenant shall pay to Lender or to the receiver, or shall pay in accordance with the directions of Lender or of the receiver, all Rent and other monies due or to become due to Landlord under the Lease, notwithstanding any contrary instruction, direction or assertion of Former Landlord. Landlord hereby expressly and irrevocably directs and authorizes Tenant to comply with any Rent Payment Notice, notwithstanding any contrary instruction, direction or assertion of Landlord, and Landlord hereby releases and discharges Tenant of and from any liability to Landlord on account of any such payments. The delivery by Lender or the receiver to Tenant of a Rent Payment Notice, or Tenant’s compliance therewith, shall not be deemed to: (i) cause Lender to succeed to or to assume any obligations or responsibilities as landlord under the Lease, all of which shall continue to be performed and discharged solely by the applicable Landlord unless and until any attornment has occurred pursuant to this Agreement; or (ii) relieve the applicable Former Landlord of any obligations under the Lease. Tenant shall be entitled to rely on any Rent Payment Notice. Tenant shall be under no duty to controvert or challenge any Rent Payment Notice. Tenant’s compliance with a Rent Payment Notice shall not be deemed to violate the Lease. Tenant shall be entitled to full credit under the Lease for any Rent paid to Lender pursuant to a Rent Payment Notice to the same extent as if such Rent were paid directly to Former Landlord.

4.	Nondisturbance, Recognition and Attornment.

4.1.	No Exercise of Security Instrument Remedies against Tenant. So long as (i) the Lease has not expired or otherwise been legally terminated by Former Landlord and (ii) there is no existing default under or breach of the Lease by Tenant that has continued beyond applicable notice and cure periods and is continuing (an “Event of Default”), Lender shall not name or join Tenant as a defendant in any exercise of Lender’s rights and remedies arising upon a default under the Security Instrument unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Former Landlord or prosecuting such rights and remedies. In the latter case, Lender may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise diminish or interfere with Tenant’s rights under the Lease or this Agreement in such action.

4.2.

Nondisturbance and Attornment. So long as (i) the Lease has not expired or otherwise been legally terminated by Former Landlord, and (ii) an Event of Default has not occurred that is continuing, then, if and when Successor Landlord takes title to Landlord’s

Premises: (a) Successor Landlord shall not terminate or disturb Tenant’s possession of Tenant’s Premises under the Lease, except in accordance with the terms of the Lease and this Agreement; (b) Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease (except as provided in this Agreement); (c) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under the Lease as affected by this Agreement; (d) the Lease shall continue in full force and effect as a direct lease, in accordance with its terms (except as provided in this Agreement), between Successor Landlord and Tenant; and (e) Successor Landlord shall have all the rights and remedies of the landlord under the Lease, including, without limitation, rights or remedies arising by reason of any Event of Default by Tenant under the Lease, whether occurring before or after the Successor Landlord takes title to the Landlord’s Premises.

4.3.	Protection of Successor Landlord. Notwithstanding anything to the contrary in the Lease or the Security Instrument, neither Lender nor Successor Landlord shall be liable for or bound by any of the following matters:

a.	Claims against Former Landlord. Any Offset Right or Termination Right that Tenant may have against any Former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the date of attornment, provided, however, Tenant shall have an Offset Right in an amount not to exceed $9,940,104.00 on account of the Tenant Improvement Allowance set forth in the Tenant Improvement Allowance sub-section on page 6 of the Lease, an abatement of the Rent as set forth in the Rent Abatement sub-section on page 1 of the Lease, a Termination Right on account of Landlord’s failure to complete the Building Base Work set forth in Exhibit A to the Lease, and a Termination Option set forth in the Termination Option sub-section on page 5 of the Lease. The foregoing shall not limit Tenant’s right to exercise against Successor Landlord any Offset Right or Termination Right otherwise available to Tenant because of events occurring after the date of attornment.

b.	Construction-Related Obligations. Except as set forth in Section 4.3.a above, any Construction-Related Obligation of Former Landlord.

c.	Prepayments. Any payment of Rent that Tenant may have made to Former Landlord for more than the current month.

d.	Payment; Security Deposit. Any obligation: (a) except as set forth in Section 4.3.a above, to pay Tenant any sum(s) that any Former Landlord owed to Tenant or (b) with respect to any security deposited with Former Landlord, unless such security was actually delivered to Lender or to Successor Landlord.

e.	Modification, Amendment or Waiver. Any material modification or material amendment of the Lease, or any waiver of any terms of the Lease, made without Lender’s written consent if such consent is required by the Security Instrument.

f.	Surrender, Etc. Any consensual or negotiated surrender, cancellation, or termination of the Lease, in whole or in part, agreed between Former Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease.

g.	Partial Lease Assignment. Any assignment of one or more provisions of the Lease or the beneficial interest therein not constituting the whole of the Lease. This provision does not prohibit any sublease(s) allowed by the Lease.

h.	Covenants. Any covenants or obligations of or applicable to Former Landlord to the extent they apply to or affect any property other than Landlord’s Premises.

5.	Lender’s Right to Cure.

5.1.	Notice to Lender. Copies of all notices and other communications given by Tenant to Former Landlord of a breach of or default under the Lease by Former Landlord shall also be simultaneously provided to Lender. Notwithstanding anything to the contrary in the Lease or this Agreement or the Security Instrument, before exercising any Termination Right or Offset Right, Tenant shall provide Lender with notice of the breach or default by Former Landlord giving rise to same (the “Default Notice”) and, thereafter, the opportunity to cure such breach or default as provided for below.

5.2.	Lender’s Cure Period. After Lender receives a Default Notice, Lender shall have a period of thirty (30) days beyond the time available to Former Landlord under the Lease in which to cure the breach or default by Former Landlord, or, in the event that such cure cannot be completed within such cure period, Lender shall have such reasonable period of time as is required to diligently prosecute such cure to its completion, but not more than an additional sixty (60) days beyond the thirty (30) days, provided Lender commences such cure within the thirty (30) days. Lender shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Former Landlord.

6.	Exculpation of Successor Landlord. Notwithstanding anything to the contrary in this Agreement or the Lease, upon any attornment pursuant to this Agreement, the Lease shall be deemed to have been automatically amended to provide that Successor Landlord’s obligations and liabilities under the Lease shall never extend beyond Successor Landlord’s (or its successors’ or assigns’) interest, if any, in Landlord’s Premises from time to time, including Rents, insurance and condemnation proceeds (except to the extent reinvested in the Landlord’s Premises), Successor Landlord’s interest in the Lease, and the proceeds from any sale or other disposition of Landlord’s Premises by Successor Landlord (collectively, “Successor Landlord’s Interest”). Tenant shall look exclusively to Successor Landlord’s Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease as affected by this Agreement. If Tenant obtains any money judgment against Successor Landlord with respect to the Lease or the relationship between Successor Landlord and Tenant, then Tenant shall look solely to Successor Landlord’s Interest (or that of its successors and assigns) to collect such judgment. Tenant shall not collect or attempt to collect any such judgment out of any other assets of Successor Landlord.

7.	Miscellaneous.

7.1.	Notices. All notices or other communications required or permitted under this Agreement shall be in writing and given by personal delivery or by nationally recognized overnight courier service that regularly maintains records of items delivered. Each party’s address is as set forth in the opening paragraph of this Agreement, subject to change by notice under this paragraph. Notices shall be effective upon delivery or refusal of delivery if sent by personal delivery and the next business day after being sent by overnight courier service.

7.2.	Successors and Assigns. This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord, and its successors and assigns. Upon assignment of the Security Instrument by Lender, all liability of the Lender/assignor accruing after the date of such assignment shall terminate.

7.3.	Entire Agreement. This Agreement constitutes the entire agreement between Lender and Tenant and Landlord regarding the subordination of the Lease to the Security Instrument and the rights and obligations of Tenant, Lender and Landlord as to the subject matter of this Agreement.

7.4.	Interaction with Lease and with Security Instrument. If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of non-disturbance agreements by the holder of, the Security Instrument. Lender confirms that Lender has consented to Landlord’s entering into the Lease.

7.5.	Lender’s Rights and Obligations.

a.	Except as expressly provided for in this Agreement, Lender shall have no obligations to Tenant with respect to the Lease. If an attornment occurs pursuant to this Agreement, then all rights and obligations of Lender under this Agreement shall terminate, without thereby affecting in any way the rights and obligations of Successor Landlord provided for in this Agreement.

b.	Neither this Agreement, the Security Instrument or any of the related loan documents, nor the Lease shall, prior to any acquisition of Landlord’s Premises by Lender, operate to give rise to or create any responsibility or liability for the control, care, management or repair of the Landlord’s Premises upon the Lender, or impose responsibility for the carrying out by Lender of any of the covenants, terms or conditions of the Lease, nor shall said instruments operate to make Lender responsible or liable for any waste committed on the Landlord’s Premises by any party whatsoever (unless such waste is caused by or attributable to the negligent acts or omissions or willful misconduct of Lender or any of Lender’s employees, agents, contractors or licensees (each a “Lender Party”)) or for dangerous or defective conditions of the Landlord’s Premises, or for any negligence in the management, upkeep, repair or control of the Landlord’s Premises, which may result in loss, injury or death to Tenant, or to any tenant, licensee, invitee, guest, employee, agent or stranger (unless such loss, injury or death is caused by or attributable to the negligent acts or omissions or willful misconduct of a Lender Party.

c.	Lender may assign to any person or entity its interest under the Security Instrument and/or the related loan documents, without notice to, the consent of, or assumption of any liability to, any other party hereto. In the event Lender becomes the Successor Landlord, Lender may assign to any other party its interest as the Successor Landlord without the consent of any other party hereto.

7.6.	Landlord’s Rights and Obligations. Nothing herein contained is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of Landlord under the Lease, including upon the occurrence of an Event of Default by Tenant under the Lease. Notwithstanding anything herein to the contrary, this Agreement shall not alter, waive or diminish any of Landlord’s obligations under the Security Instrument, any of the related loan documents, or the Lease.

7.7.	Option or Right to Purchase Landlord’s Premises or the Loan. Notwithstanding any other provision contained herein, this Agreement does not constitute an agreement by nor a consent of Lender to any provision whatsoever in the Lease allowing or providing for any right or option to Tenant, any affiliate of Tenant or any successor or assignee of Tenant to purchase, in whole or in part, either Landlord’s Premises or the Loan or any of the instruments or documents evidencing the Loan or securing payment of the Loan and neither Lender nor any assignee of or successor to Lender shall be bound in any way by any such right or option.

7.8.	Interpretation; Governing Law. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the state where the Landlord’s Premises are located, excluding its principles of conflict of laws.

7.9.	Amendments. This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the parties hereto.

7.10.	Due Authorization. Each party represents that it has full authority to enter into this Agreement, which has been duly authorized by all necessary actions.

7.11.	Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7.12.	Attorneys’ Fees. All costs and attorneys’ fees incurred in the enforcement hereof shall be paid by the non-prevailing party as determined by an out-of-court settlement or by a final court order issued by a court with proper jurisdiction.

7.13.	Headings. The headings in this Agreement are intended to be for convenience of reference only, and shall not define the scope, extent or intent or otherwise affect the meaning of any portion hereof.

7.14.	WAIVER OF JURY TRIAL. TENANT, LANDLORD, AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AFTER CAREFUL CONSIDERATION AND AN OPPORTUNITY TO SEEK LEGAL ADVICE, WAIVE THEIR RESPECTIVE RIGHTS TO HAVE A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR IN ANY WAY CONNECTED WITH ANY OF THE PROVISIONS OF THIS AGREEMENT, OR ANY OTHER DOCUMENTS EXECUTED IN CONJUNCTION HEREWITH, ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, THE LANDLORD’S PREMISES, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE LANDLORD, TENANT OR LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THIS AGREEMENT.

(REMAINDER OF PAGE LEFT INTENTIONALLY BLANK)

IN WITNESS WHEREOF, this Agreement has been duly executed by Lender, Tenant and Landlord as of the Effective Date.

LENDER:

U.S. BANK NATIONAL ASSOCIATION, A NATIONAL BANKING ASSOCIATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE UNITED STATES OF AMERICA, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY IN ITS CAPACITY AS TRUSTEE, FOR THE BENEFIT OF THE HOLDERS OF COMM 2013-CCRE12 MORTGAGE TRUST COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

By:	LNR Partners, LLC, a Florida limited liability company, successor by statutory conversion to LNR Partners, Inc., a Florida corporation, its Special Servicer

By:

Name:

Title:

STATE OF FLORIDA	)
)
COUNTY OF MIAMI-DADE	)

The foregoing instrument was acknowledged before me this                     day of                     , 2014, by                     as                     of LNR Partners, LLC, a Florida limited liability company, successor by statutory conversion to LNR Partners, Inc., a Florida corporation, as Special Servicer for U.S. BANK NATIONAL ASSOCIATION, A NATIONAL BANKING ASSOCIATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE UNITED STATES OF AMERICA, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY IN ITS CAPACITY AS TRUSTEE, FOR THE BENEFIT OF THE HOLDERS OF COMM 2013-CCRE12 MORTGAGE TRUST COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, on behalf of the trust. He is personally known to me or has produced a driver’s license as identification.

NOTARY PUBLIC, STATE OF FLORIDA

Print or Stamp Name of Notary

My Commission Expires:	[Notarial Seal]

TENANT:

ENOVA INTERNATIONAL, INC.,
a Delaware corporation

By:

Name:

Title:

STATE OF ILLINOIS	)
)
COUNTY OF COOK	)

The foregoing instrument was acknowledged before me this                     day of                     , 2014, by                     as                     of ENOVA INTERNATIONAL, INC., on behalf of the corporation. He/She is personally known to me or has produced a driver’s license as identification.

NOTARY PUBLIC, STATE OF ILLINOIS

Print or Stamp Name of Notary

My Commission Expires:	[Notarial Seal]

LANDLORD:

175 JACKSON, LLC,
a Delaware limited liability company

By:

Name:	Moshe Spitzer

Title:	Vice President

STATE OF ILLINOIS	)
)
COUNTY OF COOK	)

The foregoing instrument was acknowledged before me this                     day of                     , 2014, by Moshe Spitzer as Vice President of 175 JACKSON, LLC, on behalf of the limited liability company. He/She is personally known to me or has produced a driver’s license as identification.

NOTARY PUBLIC, STATE OF ILLINOIS

Print or Stamp Name of Notary

My Commission Expires:	[Notarial Seal]

EXHIBIT A

LEGAL DESCRIPTION

Lots 9 to 24, both inclusive, in Sherman’s Subdivision of Block 98 in School Section Addition to Chicago, being a subdivision in Section 16, Township 39 North, Range 14, East of the Third Principal Meridian, in Cook County, Illinois.

Tax Identification No.: 17-16-229-001-0000 and 17-16-229-002-0000

EXHIBIT F

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE, entered into this          day of                     , 2014, by and between 175 JACKSON L.L.C., an Illinois limited liability company (hereinafter called “Landlord”) and ENOVA INTERNATIONAL, INC., a Delaware corporation (hereinafter called “Tenant”).

W  I  T  N  E  S  S  E  T  H   :

Pursuant to the terms of that certain Lease dated                     , 2014, entered into by and between Landlord and Tenant (hereinafter called the “Lease”), Landlord has leased and demised and hereby leases and demises to Tenant, certain real property located in the City of Chicago, State of Illinois, commonly known as Suites 500, 1000 and 650, consisting of approximately 59,824, 68,539 and 31,877 rentable square feet, respectively, in the building known as 175 West Jackson Blvd., Chicago, Illinois, and more particularly described on Exhibit “A” attached hereto (the “Premises”) for a term ending on                     , as the same may be extended pursuant to the Extension and Expansion Options described in the Lease, at the rentals and subject to the terms, covenants and conditions appearing in the Lease between the parties hereto.

The terms, covenants and conditions of the Lease are incorporated herein by reference with the same force and effect as though fully set forth herein. Capitalized terms not specifically defined herein shall have the meanings as set forth in the Lease.

The purpose of this Memorandum of Lease is to give notice of the existence of the Lease, and it is understood that this Memorandum of Lease shall not modify or amend the Lease in any respect. In the event there are any conflicts between the Lease and this Memorandum of Lease, the Lease shall control in all cases.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this instrument as of the date first above written.

LANDLORD:
175 JACKSON L.L.C.,
an Illinois limited liability company

By:

Printed Name:

Title:

TENANT:
ENOVA INTERNATIONAL, INC.,
a Delaware corporation.

By:

Printed Name:

Title:

STATE OF                                 )

                                                     ) ss.

                 OF                              )

On this          day of                     , 2014, before me appeared                                              , to me personally known, who being by me duly sworn, did say that he/she is the                                  of 175 Jackson L.L.C., an Illinois limited liability company, that said instrument was signed on behalf of said limited liability company by authority of its members; and said                                          acknowledged said instrument to be the free act and deed of said limited liability company.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

Notary Public
Printed Name:

My commission expires:

STATE OF                                 )

                                                     ) ss.

                 OF                              )

On this          day of                     , 2014, before me appeared                                              , to me personally known, who being by me duly sworn, did say that he/she is the                                  of Enova International, Inc., a Delaware corporation, that said instrument was signed on behalf of said corporation; and said                                          acknowledged said instrument to be the free act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

Notary Public
Printed Name:

My commission expires:

EXHIBIT “A”

LEGAL DESCRIPTION

EXHIBIT G

PARTIES WITH EXISTING RIGHTS

Wolverine Trading, LLC

Housing Authority of the County of Cook

ABN AMRO Clearing Chicago LLC

United States of America Securities and Exchange Commission

Classified Ventures, LLC

Sedgwick Claims Management Services, Inc.

Environmental Systems Design, Inc.

HealthSpring, Inc.

Regional Transportation Authority

Union Tank Car Company

Wolverine Trading LLC Right of First Offer: Subject to existing rights held by other third parties, in the event contiguous space on the 3rd floor of the Building becomes available for lease during the original Term, Landlord shall not enter into a lease with a third party for such 3rd floor space without first giving written notice to Tenant that such 2nd floor space is available for lease to Tenant and the proposed business terms for such lease, including any space to be leased with such 3rd floor space (such 3rd floor space and space from other floors in the Building are hereinafter referred to collectively as “Expansion Space”). If Tenant responds with notice to Landlord within 20 business days after Landlord’s notice that Tenant accepts all of the Expansion Space, the Expansion Space shall be leased to Tenant upon the proposed business terms and otherwise substantially in accordance with the terms of this Lease. If Tenant fails to give such notice within 10 business days after Landlord’s notice, Landlord shall thereafter be free to rent the Expansion Space to a third party. In the event Tenant accepts all of the Expansion Space, Tenant shall have 120-days to construct the Expansion Space from the date upon which the Expansion Space is delivered to Tenant. During such 120-day period, the Expansion Space shall be provided to Tenant on a “rent-free” basis; thereafter, Rent shall commence in accordance with the terms of this Right of First Offer.

HACC Right of First Offer: In the event contiguous space on the third (3rd) floor of the Building (“Expansion Space”) becomes available for lease during the initial Term, Landlord shall not enter into a lease with a third party for the Expansion Space without first giving a one-time notice to Tenant that the Expansion Space is available for lease to Tenant and the proposed business terms for such lease. If Tenant responds with notice to Landlord within thirty (30) days after Landlord’s notice that Tenant accepts all of the Expansion Space, the Expansion Space shall be leased to Tenant upon the proposed business terms and otherwise substantially in accordance with the terms of this Lease. If Tenant fails to give such notice within thirty (30) days after Landlord’s notice, Landlord shall thereafter be free to rent any or all of the Expansion Space to a third party. This Right of First Offer shall be subject to any existing rights of current tenants in the Building.

ABN Right of First Offer: Landlord hereby grants Tenant a continuous Right of First Offer for all space in the Building which utilizes the same elevator bank as the 3rd and 4th Floor Premises (“ROFO Space”). In the event such ROFO Space becomes available for lease during the initial Term, Landlord shall not enter into a lease with a third party for the ROFO Space without first giving notice to Tenant that the ROFO Space is available for lease to Tenant. If Tenant responds with notice to Landlord within thirty (30) days after Landlord’s notice that Tenant accepts all of the ROFO Space, the ROFO Space shall be leased to Tenant upon the same terms and conditions of this Lease and the Base Annual Rent shall be at the then market rate, including market concessions and a Tenant Improvement Allowance if the ROFO Space is in a raw condition. If Tenant fails to give such notice within thirty (30) days after Landlord’s notice, Landlord shall thereafter be free to rent any or all of the ROFO Space to a third party. If however, the Landlord does not lease said space to a third party or the lease with the third party expires before the Termination Date of this Lease, the right of first offer reverts back to the Tenant. This Right of First Offer shall be subject to any existing rights of current tenants in the Building.”

SEC Expansion Rights: In the event contiguous space in the Building becomes available for Lease during the Term, Lessor shall not enter into a lease with a third party for such space without first giving notice to Government that such space is available for Lease to Government and the proposed business terms for such lease, including any space to be leased with the space (such space and space from other floors in the building are hereinafter referred to collectively as “Expansion Space”). If Government responds with notice to Lessor within 10 business days after Lessor’s notice that Government accepts all of the Expansion Space, the Expansion Space shall be leased to Government upon the proposed business terms and otherwise substantially in accordance with the terms of this Lease. If Government fails to give such notice within 10 business days after Lessor’s notice, Lessor shall thereafter be free to rent the Expansion Space to a third party.

Government’s Right of First Offer is subject to rights held by tenants prior to the execution of the Lease.

Sedgwick Right of First Refusal: In the event vacant space exists or is to come into existence on either the 6th or the 7th floor at any time during the initial Term of this Lease and Landlord and a prospective tenant execute a letter of intent of the basic business terms for the lease of such space (“Letter of Intent”), Landlord shall not lease any such space to the prospective tenant without first giving notice (“Landlord’s Notice”) to Tenant of the Letter of Intent and the proposed business terms for such lease. If Tenant responds with notice to Landlord within 5 business days after Landlord’s Notice that Tenant accepts all of the offered space under the terms of the Letter of Intent, the offered space shall be leased to Tenant under the terms consistent with the Letter of Intent and otherwise in accordance with the terms of this Lease. If Tenant fails to give such notice within 5 business days after Landlord’s Notice, Landlord shall thereafter be free to rent the offered space to the prospective tenant under the Letter of Intent so long as no material changes are made in the terms of the Letter of Intent. The foregoing Right of First Refusal continues throughout the initial Term of this Lease, irrespective of whether Tenant has declined prior offers of additional space on the either the 6th or 7th floor. If Landlord’s Notice is sent during the first year of the Lease Term, the term of the offered space shall become coterminous with the existing Lease Term but all other terms shall be the same as in the bona fide offer except the concessions which shall be pro-rated to reflect if there is a shorter term than contemplated in the bona fide offer. If Landlord’s Notice is sent after the first year of the Lease Term, all terms shall be dictated by the bona fide offer. In this case the Lease Term shall not be extended to make it coterminous with the offered space unless negotiated by Landlord and Tenant at that time. In the event Tenant exercises their Contraction Option (as hereinafter defined), this Right of First Refusal will be revoked for the remainder of the Term. Landlord agrees to not enter into any leases with tenants who will lease more than 11,500 square feet on the same floor as Tenant for a lease term longer than 5 years, including any renewal terms. Landlord agrees to maintain their right of relocation in any lease for less than 10,000 square feet with third (3rd) party tenants on the same floor as Tenant. The Right of First Offer on the 6th Floor is subject only to the existing rights of Classified Ventures, Inc. and the Securities and Exchange Commission.

ESD Ongoing Right of First Offer: In the event any contiguous space on the 14th floor of the Building (or on any adjacent/contiguous floors of the Building) (such 14th floor space and space from other adjacent/contiguous floors in the Building are hereinafter referred to collectively as “Expansion Space”) becomes available for lease during the Term, Landlord shall not enter into a lease with a third party for such Expansion Space without first giving written notice to Tenant that such Expansion Space is available for lease to Tenant and all of the proposed business terms for such lease, including any space to be leased with such Expansion Space. If Tenant responds with notice to Landlord within 10 business days after Landlord’s notice that Tenant accepts all of the Expansion Space, the Expansion Space shall be leased to Tenant upon the proposed business terms and otherwise substantially in accordance with the terms of this Lease. If Tenant fails to give such notice within 10 business days after Landlord’s notice, Landlord shall thereafter be free to rent all of the Expansion Space to a third party, provided that if the Expansion Space is to be rented at less than 95% of the net effective rent (taking into account the base rent, additional rent, allowances, Concessions and other economic implications) offered to Tenant, or if more than 90 days have elapsed from the date of Landlord’s notice, or if not all of the Expansion Space is to be rented, or if more than all of the Expansion Space is to be rented, Tenant shall again have a Right of First Offer on the Expansion Space under this provision; and provided, further, with respect to the 14th floor portion of the Expansion Space, the new third-party tenant shall not have an option to renew or a right to extend its lease, and such lease shall contain a commercially reasonable relocation provision. The Expansion Space shall be leased for a term that expires simultaneously with the expiration of the Term described herein, as the same may be extended. The Expansion Space shall be leased to Tenant at the fair market rental value for comparable class office buildings in downtown Chicago, including Concessions, with the Base Annual Rent, Taxes and Operating Expenses commencing one hundred twenty (120) days after the delivery of the Expansion Space to Tenant for construction. The foregoing Right of First Offer continues throughout the Term, irrespective of whether Tenant has declined prior offers of additional space on the 14th floor.

HealthSpring Right of First Offer: In the event contiguous space on the 17th floor of the Building (“First Offer Space”) becomes available for lease during the Term, Landlord shall not enter into a lease with a third party for the First Offer Space without first giving notice to Tenant that the First Offer Space is available for lease to Tenant and the proposed business terms for such lease. If Tenant responds with notice to Landlord within 5 business days after Landlord’s notice that Tenant accepts all of the First Offer Space, the First Offer Space shall be leased to Tenant upon the proposed business terms and otherwise substantially in accordance with the terms of this Lease. If Tenant fails to give such notice within 5 business days after Landlord’s notice, Landlord shall thereafter be free to rent any or all of the First Offer Space to a third party. This Right of First Offer shall be subject to any existing rights of current tenants in the Building, which are listed on Exhibit E. Such right of first offer shall be reinstated if such space subsequently becomes vacant during the Term.

RTA Right of First Offer: In the event contiguous space on the 15th floor of the Building becomes available for lease during the Term, as may be extended, Landlord shall not enter into a lease with a third party for such 15th floor space without first giving notice to Tenant that such 15th floor space is available for lease to Tenant and the proposed business terms for such lease, including any space to be leased with such 15th floor space (such 15th floor space and space from other floors in the Building are hereinafter referred to collectively as “Expansion Space”). If Tenant responds with notice to Landlord within 10 business days after Landlord’s notice that Tenant accepts all of the Expansion Space, the Expansion Space shall be leased to Tenant upon the proposed business terms and otherwise substantially in accordance with the terms of this Lease. If Tenant fails to give such notice within 10 business days after Landlord’s notice, Landlord shall thereafter be free to rent the Expansion Space to a third party; provided, however, Landlord must lease such Expansion Space to such third party on at least 95% of the economic terms and conditions as offered to Tenant within six (6) months after Tenant’s failure to exercise such right of first offer, otherwise, Tenant’s right of first offer, as described above, shall, once again, be applicable. This Right of First Offer shall be subject to any existing rights of National Restaurant Association, or its successors or assigns. In the event Tenant elects to substitute third floor space in place of the Fifteenth Floor Space, the above-described right of first offer shall apply only to the third floor and shall no longer apply to the fifteenth floor.

Union Tank Right of First Refusal: In the event vacant space exists on the 21st floor at any time during the initial term of this Lease and Landlord and a prospective tenant execute a letter of intent on the basic business terms for the lease of such space (“Letter of Intent”), Landlord shall not lease any such space to the prospective tenant without first giving notice to Tenant of the terms of the Letter of Intent. If Tenant responds with notice to Landlord within 10 business days after Landlord’s notice that Tenant accepts all of the offered space under the terms of the Letter of Intent, the offered space shall be leased to Tenant under terms consistent with the Letter of Intent. If Tenant fails to give such notice within 10 business days after Landlord’s notice, Landlord shall thereafter be free to rent the space to the prospective tenant under the Letter of Intent so long as no material changes are made to the terms of the Letter of Intent. The foregoing right of first refusal continues throughout the initial term of this Lease, irrespective of whether Tenant has declined prior offers of additional space on the 21st floor.

Classified Right of First Refusal: In the event vacant space exists or is to come into existence on the 6th floor at any time during the initial Term of this Lease and Landlord and a prospective tenant execute a letter of intent of the basic business terms for the lease of such space (“Letter of Intent”), Landlord shall not lease any such space to the prospective tenant without first giving notice (“Landlord’s Notice”) to Tenant of the Letter of Intent and the proposed business terms for such lease. If Tenant responds with notice to Landlord within ten (10) business days after Landlord’s Notice that Tenant accepts all of the offered space under the terms of the Letter of Intent, the offered space shall be leased to Tenant under the terms consistent with the Letter of Intent and otherwise in accordance with the terms of this Lease. If Tenant fails to give such notice within ten (10) business days after Landlord’s Notice, Landlord shall thereafter be free to rent the offered space to the prospective tenant under the Letter of Intent so long as no material changes are made in the terms of the Letter of Intent. The foregoing Right of First Refusal continues throughout the initial Term of this Lease (i.e. 7/1/05 through 6/30/17), irrespective of whether Tenant has declined prior offers of additional space on the 6th floor. If Landlord’s Notice is sent during the first two Lease Years of the Lease Term, and Tenant exercises the Right of First Refusal described herein, the term of the offered space shall become coterminous with the existing Lease Term and all other terms shall be consistent with the terms of this Lease (i.e. the then escalated Base Annual Rent and Expense/Tax Stop along with a Tenant Improvement Allowance of $50.00 per rentable square foot of the space demised by the Right of First Refusal described herein). If Landlord’s Notice is sent after the first two Lease Years of the Lease Term, all terms shall be dictated by the bona fide offer. In this case the Lease Term shall not be extended to make it coterminous with the offered space unless negotiated by Landlord and Tenant at that time. This Right of First Refusal on the 6th floor is subject only to the existing rights of the Securities and Exchange Commission as they relate to a right of first refusal and/or a right of first offer.